Exhibit 2

BRASIL TELECOM S.A.

BRASIL TELECOM S.A.

UNAUDITED INTERIM CONSOLIDATED BALANCE SHEETS

As of December 31, 2008 and June 30, 2009

(In thousands of Brazilian reais)

		12/31/2008	06/30/2009
Current assets:
Cash and Cash Equivalents	Note 9	1,478,558	1,297,428
Cash investments	Note 9	561,867	316,568
Trade accounts receivable, net	Note 10	2,210,090	2,092,393
Inventories, net		54,048	48,996
Derivatives	Note 19	29,179	—
Recoverable taxes	Note 12	546,243	743,172
Deferred taxes	Note 8	421,150	584,481
Escrow Deposits	Note 13	678,972	868,423
Other assets		159,058	247,827

Total current assets		6,139,165	6,199,288
Non-current assets:
Long-term assets
Due from related parties	Note 11	—	312,389
Recoverable taxes	Note 12	294,819	247,300
Deferred taxes	Note 8	1,327,500	1,921,430
Escrow Deposits	Note 13	2,224,993	1,427,411
Other assets		145,625	162,879

Total long-term assets		3,992,937	4,071,409

Investments	Note 14	3,744	5,374
Property, plant and equipment, net	Note 15	5,902,124	5,228,127
Intangible assets	Note 16	1,632,218	1,637,656

Total permanent assets		7,538,086	6,871,157

Total non-current assets		11,531,023	10,942,566

Total assets		17,670,188	17,141,854

Current liabilities:
Payroll and related accruals		110,158	113,069
Accounts payable and accrued expenses		2,060,414	1,482,713
Taxes other than income taxes	Note 17	669,436	641,646
Dividends and employees’ profit sharing		424,022	342,051
Income taxes payable	Note 8	66,720	317,556
Loans and financing	Note 18	670,707	835,666
Derivatives	Note 19	89,920	120,914
Licenses to offer services	Note 20	160,074	96,089
Provisions for contingencies	Note 21	218,297	668,968
Provision for pensions and other benefits	Note 22	148,391	52,390
Other liabilities		173,508	176,217

Total current liabilities		4,791,647	4,847,279
Non-Current liabilities:
Income taxes payable	Note 8	102,093	168,282
Taxes other than income taxes	Note 17	257,127	377,130
Loans and financing	Note 18	3,993,198	3,750,750
Derivatives	Note 19	132,153	116,324
Licenses to offer services	Note 20	623,585	651,626
Provisions for contingencies	Note 21	710,380	933,359
Provision for pensions and other benefits	Note 22	607,400	607,533
Other liabilities		217,309	244,274

Total non-current liabilities		6,643,245	6,849,278
Minority interest		(5,656)	(3,334)
Shareholders’ equity:
Share capital		3,470,758	3,470,758
Capital reserves		1,338,246	1,336,119
Income reserves		1,431,948	1,431,948
Accumulated loss		—	(790,194)

Total shareholders’ equity	Note 23	6,240,952	5,448,631

Total liabilities and shareholders’ equity		17,670,188	17,141,854

The accompanying notes are an integral part of the financial statements.

BRASIL TELECOM S.A.

UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

Interim periods ended June 30, 2008 and 2009

(In thousands of Brazilian reais, except income per share)

		2008	2009
		(as restated)

Net operating revenue	Note 4	5,654,997	5,415,395

Cost of services and sales	Note 5	(3,066,035)	(3,031,695)

Gross profit		2,588,962	2,383,700

Operating expenses:		(1,569,811)	(3,478,426)
Selling expenses		(676,537)	(835,110)
General and administrative expenses		(686,335)	(609,074)
Other operating expenses, net	Note 6	(206,939)	(2,034,242)

Operating income (loss) before net financial expenses		1,019,151	(1,094,726)

Financial expenses, net	Note 7	(131,161)	(113,764)

Operating income (loss)		887,990	(1,208,490)

Income and social contribution taxes benefit (expenses)	Note 8	(243,498)	408,086

Income (loss) before minority interest		644,492	(800,404)
Minority interest		733	(1,421)

Net income (loss)		645,225	(801,825)

Shares outstanding at the balance sheet date		547,434,273	547,718,733

Income (loss) per share outstanding at the balance sheet date—R$		1.18	(1.46)

The accompanying notes are an integral part of the financial statements.

BRASIL TELECOM S.A.

UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Interim Periods ended June 30, 2008 and 2009

(In thousands of Brazilian reais)

		Capital Reserves		Profit Reserves
	Share Capital	Capital Reserves	Treasury Shares	Legal Reserve	Investments Reserve	Retained Earnings	Total
Balances as of December 31, 2007	3,470,758	1,483,491	(154,692)	349,155	—	356,750	5,505,462
Forfeiture of dividends						20,484	20,484
Net income
Originally presented						642,641	642,641
Adjustments due to adoption of Law 11638/07						2,584	2,584

Net Income (as restated)						645,225	645,225
Dividends and interest on shareholders’ equity						(245,000)	(245,000)
Stock Options		282	1,833				2,115

Balances as of June 30, 2008	3,470,758	1,483,773	(152,859)	349,155	—	777,459	5,928,286

		Capital Reserves		Profit Reserves
	Share Capital	Capital Reserves	Treasury Shares	Legal Reserve	Investments Reserve	Retained Earnings	Total
Balances as of December 31, 2008	3,470,758	1,490,375	(152,129)	400,646	1,031,302	—	6,240,952
Forfeiture of dividends						11,501	11,501
Net income (loss)						(801,825)	(801,825)
Dividends and interest on shareholders’ equity
Treasury Shares		3,572					3,572
Stock Options		(5,699)				130	(5,569)

Balances as of June 30, 2009	3,470,758	1,488,248	(152,129)	400,646	1,031,302	(790,194)	5,448,631

The accompanying notes are an integral part of the financial statements.

BRASIL TELECOM S.A.

UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

Interim periods ended June 30, 2008 and 2009

(In thousands of Brazilian reais)

	2008	2009
	(as restated)

OPERATING ACTIVITIES
Adjustment to reconcile net income to net cash provided by operating activities:
Income (loss) before income tax and social contribution	887,990	(1,208,490)
Depreciation and Amortization	1,052,923	992,359
Allowance for Doubtful Accounts	216,336	361,084
Provision for Contingencies	238,213	2,060,698
Provison for Pension Plans	32,920	16,115
Accrued financial charges	242,417	232,808
Other	40,565	18,598
Changes in assets and liabilities
Increase in Trade Accounts Receivable	(276,005)	(243,386)
Decrease (increase) in Inventories	(20,032)	5,052
Increase in Payroll and Related accruals	35,501	(7,486)
Decrease in Accounts Payable and Accrued Increase	(46,206)	(161,528)
Increase (decrease) in Taxes	(241,924)	112,324
Increase (decrease) in Licenses to offer Services	53,172	(35,944)
Decrease in Provisions for Contingencies	(124,831)	(117,103)
Decrease in Provisions for Pension Plans	(54,916)	(111,984)
Increase (decrease) in Other assets and liabilities	(78,450)	(90,836)
Financial charges paid	(253,497)	(305,742)
Income tax and social contribution paid	(323,063)	(223,173)

CASH PROVIDED BY OPERATING ACTIVITIES	1,381,113	1,293,366
INVESTING ACTIVITIES
Cash Investments	537,537	243,596
Credits with related parties	—	(300,000)
Proceeds from Sale of Fixed Assets	22,833	1,459
Escrow Deposits	(781,479)	(727,489)
Investments in Intangible and Fixed Assets	(597,946)	(772,204)

CASH FLOW FROM INVESTING ACTIVITIES	(819,055)	(1,554,638)
FINANCING ACTIVITIES
Dividends/interest on capital paid in the Year	(684,064)	(294)
Loans and Financing	100,000	332,683
Repayment of Loans	(168,169)	(252,247)

CASH FLOW FROM FINANCING ACTIVITIES	(752,233)	80,142

INCREASE IN CASH AND CASH EQUIVALENTS	(190,175)	(181,130)

CASH AND CASH EQUIVALENTS
AT THE BEGINNING OF THE YEAR	583,992	1,478,558
AT THE END OF THE YEAR	393,817	1,297,428

The accompanying notes are an integral part of the financial statements.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

1.	Operations

BRASIL TELECOM S.A. (the “Company”) is a concessionaire of the Switched Fixed Telephony Service (“STFC”) and has been operating since July 1998 in Region II of the General Concession Plan (“PGO”), covering the Brazilian states of Acre, Rondônia, Mato Grosso, Mato Grosso do Sul, Tocantins, Goiás, Paraná, Santa Catarina and Rio Grande do Sul, in addition to the Federal District, providing STFC services in the form of local and intra-regional long-distance calls. Since January 2004, the Company has also been providing services in the form of national and international long-distance calls in all Regions and, from January 2005, local calls also started to be provided outside Region II.

The Company’s businesses, as well as the services provided and the tariffs charged, are regulated by the National Telecommunications Agency (ANATEL).

The concession agreements in effect, regarding local and long-distance calls, came into effect on January 1, 2006 and are effective until December 31, 2025. Additional information on these agreements is provided in note 27.i.

Information regarding the quality and universal service targets of the Switched Fixed Telephony Service are available to interested parties at ANATEL’s website www.anatel.gov.br.

The Company is controlled by Brasil Telecom Participações S.A. (“BrT Part”), a company established on May 22, 1998, as a result of the privatization of Telebrás.

On January 8, 2009, Telemar Norte Leste S.A. (“TMAR”) acquired, through its indirect subsidiary Copart 1 Participações S.A. (“Copart 1”), the shareholding control of BrT Part and the Company.

The Agreement for Acquisition of the Company’s Shares (the “Agreement”), entered into on April 25, 2008, was disclosed through a Material Event Notice by the involved companies issued on the same date, and supplemental material event notices were issued on events or facts inherent to the Agreement. All material event notices are available for consultation at the website www.brasiltelecom.com.br/ri.

The change in the shareholding control of Brasil Telecom to TMAR consisted of the acquisition of 100% of the shares of Invitel S.A., which holds 99.99% of the shares of SOLPART, which is the holder of 51.41% of the common share and 18.93% of the total share of BrT Part.

The Company is registered at the Brazilian Securities Commission (“CVM”) and at the U.S Securities and Exchange Commission (“SEC”). Its shares are traded on the São Paulo Stock Exchange (“Bovespa”), where it also integrates level 1 of Corporate Governance, and its American Depositary Receipts (ADRs) are traded on the New York Stock Exchange (“NYSE”).

Subsidiaries

During 2006, the Company’s Board of Directors approved the subsidiaries’ corporate restructuring. This restructuring aimed at optimizing the control structure through downsizing of companies, concentration of similar activities and simplification of intercompany shareholdings. The corporate changes performed, carried out at book values, did not have material impacts on the cost structure. The changes that took place are mentioned in the comments on the companies presented below, when attributed to them.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

a)	14 Brasil Telecom Celular S.A. (“BrT Celular”)

Wholly-owned subsidiary which has been operating since the fourth quarter of 2004 in the provision of Personal Mobile Services (SMP), with an authorization to serve Region II of the PGO.

b)	BrT Serviços de Internet S.A. (“BrTI”):

Wholly-owned subsidiary whose main purpose was to provide broadband Internet access services up to July 31, 2008.

BrTI continues to provide value-added services, serving clients whose contracts provide for specific terms and conditions.

BrTI holds the control of the following companies:

iG Companies

The iG companies comprise Internet Group (Cayman) Limited (“iG Cayman”), iG Participações S.A. (“iG Part”) and Internet Group do Brasil S.A. (“iG Brasil”).

iG Brasil operates as a dialup and broadband Internet access provider. It also provides value-added services targeted for the home and corporate markets, including the Internet connection accelerator. Thereto, iG Brasil also sells advertising space on its portal.

iG Cayman is a holding company that controls iG Participações S.A. (“iG Part”), which holds a 32.53% interest in the iG Brasil´s shareholders. iG Part and iG Brasil are companies organized and constituted in Brazil.

On June 2, 2008, iG Brasil incorporated Freelance S.A. (“Freelance”), a company which held iBest’s operations, targeted for the Internet sector, and, accordingly, compatible to iG’s operations. The merger report prepared based on the closing down financial statements of Freelance, dated May 31, 2008, calculated spun-off net assets in the amount of R$102.917. BrTI, which was the holder of 100% of Freelance’s share, currently holds 53.82% of the total shares of iG Brasil.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

On June 2, 2008, iG Brasil also incorporated Central de Serviços Internet Ltda. (“CSI”), a company in which it held a 99.99% interest. CSI provided services for iG Brasil on an exclusive basis and the total net assets merged, included in the report dated May 31, 2008, amounted to R$1,367.

On March 9, 2009, iG Brasil acquired 19.9% of Z Investimentos S.A. (“Z Investimentos”), whose total shareholders’ equity is R$1,501 and is represented by its capital stock. Z Investimentos is a holding company and the reporting date of these interim financial statements had an investment of R$500 corresponding to 75% of MOIP Pagamentos S.A.’s shareholder (“MOIP”), a company engaged in the provision of web-based technology, collection and accounts payable and receivable services.

Agência O Jornal da Internet Ltda. (“Jornal Internet”)

BrTI holds a 30% interest in Jornal Internet´s shareholder, a company engaged in the on-line sale of goods and services, issue of daily newspapers or magazines, and gathering, generation and disclosure of news on selected events.

c)	Brasil Telecom Cabos Submarinos Ltda. (“BrT CS”):

Brasil Telecom Cabos Submarinos Ltda. (“BrT CS”), together with its subsidiaries, operates through a system of underwater optical fiber cables, with connection points in the United States, Island of Bermuda, Venezuela and Brazil, allowing data traffic through integrated service packages, offered to local and foreign corporate customers.

BrT CS holds the total capital of Brasil Telecom Subsea Cable Systems (Bermuda) Ltd. (“BrT SCS Bermuda”), which, in turn, holds the total shares of Brasil Telecom of America Inc. (“BrT of America”) and Brasil Telecom of Venezuela, S.A. (“BrT Venezuela”). On December 24, 2008, the registration of Brasil Telecom of Colombia, Empresa Unipersonal (“BrT Colombia”) was obtained, a company which is controlled by BrT SCS Bermuda. The new company is awaiting payment of its capital and does not have business operations at the balance sheet date.

d)	Brasil Telecom Comunicação Multimídia Ltda. (“BrT Multimídia”):

The Company holds an 90.46% interest in BrT Multimídia´s shareholder, whereas the remaining 9.54% is held by BrTI.

BrT Multimídia provides private telecommunications network services through local optical fiber digital networks in São Paulo, Rio de Janeiro and Belo Horizonte, and a long-distance network connecting these metropolitan business centers. It operates nationwide through commercial agreements with other telecommunications companies to offer services to the other Brazilian regions. It also has Web solution centers in São Paulo, Brasília, Curitiba, Porto Alegre, Rio de Janeiro e Fortaleza, which offer co-location, hosting and other value-added services.

e)	Vant Telecomunicações S.A. (“VANT”):.

A company whose capital is almost entirely held by the Company. BrTI holds only one share in VANT’s capital, which represents an interest of less than 0.01%.

VANT is engaged in the provision of multimedia communication services, purchase and onerous assignment of capabilities and other means, and operates in the capitals of the major Brazilian states.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

f)	Brasil Telecom Call Center S.A. (“BrT Call Center”)

BrT Call Center´s business purpose is the provision of call center services for third parties, including customer service, outbound and inbound telemarketing, training, support, consulting services and related activities, among other services. This company became operational at the beginning of November 2007 by providing call center services for Brasil Telecom S.A. and its subsidiries which require this type of service. Previously, the call center services were outsourced.

g)	BrT Card Serviços Financeiros Ltda. (“BrT Card”)

Company established to provide management, control and support services for the development and sale of financial products and services, whose articles of organization were registered on July 17, 2008. Its capital was paid up on September 17, 2008, and the Company holds 99.99% of the shares, whereas the remaining capital is held by BrTI. At the balance sheet date, BrT Card had only highly liquid cash investments resulting from the payment of capital, and had not yet started its operations.

Corporate Restructuring of the Company and Brasil Telecom Participações S.A.

The purpose of the corporate restructuring was to optimize the control structure, streamline cross-shareholdings and use the synergy between activities, enhancing operational efficiency.

In this context, TMAR acquired the following number of shares through takeover bids (“OPAs”) of common shares of the Company and Brasil Telecom Participações S.A., held on June 23, 2009 on the electronic system of the São Paulo Stock Exchange (BOVESPA):

630,872 shares of the Company acquired by Copart 2 Participações S.A., at the unit price of R$60.64 per share, representing 27.67% of the shares tendered in the takeover bid, in the total amount of R$38,256; and

40,452,227 shares of Brasil Telecom Participações S.A. acquired by Copart 1 Participações S.A., at the unit price of R$64.71 per share, representing 78.61% of the shares tendered in the takeover bid, in the total amount of R$2,617,664.

After the completion of the takeover bids above, TMAR’s subsidiaries became the holders of 91.70% of the common shares and 54.68% of the total share of Brasil Telecom Participações S.A., less treasury shares.

As disclosed by Telemar Norte Leste S.A. in a material event notice dated April 25, 2008, the corporate restructuring will also comprise the merger, under Article 230 of the Brazilian Corporate Law, of Brasil Telecom Participações S.A. by the Company, followed by the merger of the shares of the Company, under Article 252 of the Brazilian Corporate Law, by a subsidiary of Telemar and its subsequent merger, under Article 230 of the Brazilian Corporate Law, by Telemar. On December 19, 2008, the National Telecommunications Agency (ANATEL) issued Act 7828, whereby the Executive Board granted prior approval for the subsequent corporate acts regarding the merger of the companies or the merger of the shares of the companies Invitel S.A., Solpart Participações S.A. and Brasil Telecom Participações S.A. by Telemar Norte Leste S.A.

The first phase of the corporate restructuring, consisting of a series of mergers, was carried out on July 31, 2009; the details of such corporate restructuring are described under Subsequent Events (note 28).

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

2.	Presentation of the interim financial statements and consolidation principles

Interim Financial Statements Preparation Criteria

The interim financial statements have been prepared in conformity with accounting practices adopted in Brazil, the provisions of Corporate Law and the standards of the Brazilian Securities Commission (CVM). The set of practices and standards that governs accounting records and financial statement preparation changed from the fiscal year ended December 31, 2007. However, the changes have been applied to financial statements for the year ended December 31, 2008. During 2008, the interim financial statements were originally presented according to the previous accounting practices. For purposes of consistency with the current accounting practices, comparative information for the prior period is being presented, when applicable.

Additionally, we have made reclassifications of prior year’s comparative interim financial statements to conform them to the disclosure of the interim financial statements of the current Parent Company. These reclassifications are as follows:

Taxes on gross revenue from related-party transactions

In prior year’s interim financial statements taxes on gross revenue attributed to related-party transactions were reclassified in consolidations and recorded as deductions from gross revenue. Currently, these taxes are recognized as other operating expenses in the consolidated interim financial statements.

Employee and Management Profit Sharing

Previously recorded under Operating costs and expenses, segregated in the structure costs of services and sales, sales expense and general and administrative expense, it is now recognized under Other operating expenses.

Inflation adjustment of reserve for contingencies

Previously recognized under Other operating expenses and now recognized as financial expenses.

Reversal of interest on capital

Interest on capital declared to shareholders is recorded under financial expenses. Its reversal in 2008, however, was stated in the line prior to Net income. Starting the current year, interest on capital is eliminated within financial expenses.

The effect of these reclassifications are shown below:

	06/30/2008
	Taxes on gross revenue	Cost of sales and services	Selling expenses	General and administrative expenses	Other operating expenses	Financial expenses	Reversal of interest on capital
Taxes on gross revenue	69,697	—	—	—	(69,697)	—	—
Employee and management profit sharing	—	14,995	12,917	25,880	(53,792)	—	—
Inflation adjustment of reserve for contingencies	—	—	—	—	63,755	(63,755)	—
Reversal of interest on capital	—	—	—	—	—	245,000	(245,000)

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Law 11638/07 and 11941/09

On December 28, 2007, Law 11638/07 was enacted, altering and introducing new provisions to the Brazilian Corporate Law (Law 6404/76). Said law establishes several changes regarding fiscal years and the preparation of financial statements, to conform these financial statements to the international accounting standards (“IFRS”), and, accordingly, has empowered the CVM to issue accounting standards and procedures for publicly-held companies.

On December 3, 2008, Provisional Act 449 (“MP 449/08”) was enacted as a law, introducing the Transition Tax Regime (“RTT”) for determination of taxable income, which addresses the tax adjustments arising from the new accounting methods and criteria introduced by Law 11638/07, and introduces some changes to Law 6404/76. The Provisional Act was sanctioned through Law 11941/09 on May 27, 2009.

Summary of the impacts of Law 11638/07 and Law 11941/09

The table below presents the reconciliation of shareholders' equity and net income disclosed in the interim financial statements for the six-month period ended June 30, 2008, under Law 11638/07, necessary to allow the comparability with the current quarter and refers to adjustment items to said Law applied and presented in the financial statements for the year ended December 31, 2008.

	6/30/2008
	Shareholders’ equity	Net income
Balances originally reported	5,996,772	642,641
Finance leases	(5,947)	2,202
Share-based payments	(26,095)	(12,274)
Write-off of deferred charges	(60,316)	20,353
Fair value of financial instruments	(1,524)	(1,804)
Income tax and social contribution on adjustments, net	25,396	(5,893)
Balance adjusted to Law 11638/07	5,928,286	645,225

Consolidation principles

The Company’s and its subsidiaries’ maintain consistent accounting practices.

These consolidated financial statements were prepared in accordance with CVM Resolution 247/96 and include the Company and its subsidiaries listed in Note 1 to these financial statements.

The main consolidation procedures include:

•	Addition of assets, liabilities, income and expense accounts according to their accounting substance.

•	Elimination of intercompany accounts and transactions.

•	Elimination of intercompany investments, shareholdings, reserves and retained earnings.

•	Segregation of the portions of shareholders’ equity and income held by non-controlling shareholders, indicated in specific items.

•	Consolidation of exclusive investment funds described in note 9.

3.	Summary of principal accounting practices

The criteria mentioned below refer to practices adopted by the Company and its subsidiaries.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

a.	Cash and Cash Equivalents

Cash includes cash and available bank accounts. Cash equivalents are short-term investments, with original maturities of up to ninety days, consisting of highly liquid securities, readily convertible into cash and with immaterial risk of change in amount, stated at cost plus income earned through the balance sheet date, not exceeding fair value.

b.	Cash Investments

The Company classifies its cash investments in securities as follows: (i) securities held for trading; (ii) securities held to maturity; and (iii) securities available for sale, linked to the purpose of said investments.

The securities held for trading are stated at fair value and their effects are recorded in the statement of income. The securities held to maturity are measured at acquisition cost plus accrued income, net of a provision for adjustment to recoverable value, when applicable. The securities available for sale are stated at fair value and their effects are recorded under the caption “Valuation Adjustments to Shareholders’ Equity”, when applicable.

c.	Trade accounts receivable

Accounts receivable from users of telecommunications services are recorded at the amount of the tariff or service on the date the service is provided and do not differ from their fair values. Service accounts receivable include receivables from services provided and not invoiced up to the balance sheet date. Accounts receivable from sales of cell phones and accessories are recorded at the amount of the sales made when the goods are delivered and accepted by customers.

d.	Allowance for doubtful accounts

An allowance for write-down to recoverable value is recorded when there is objective evidence that the Company will not be able to collect all the amounts due within the original terms of its accounts receivable.

The criterion adopted for recording the allowance for doubtful accounts takes into consideration the calculation of the actual loss percentages incurred on each maturity of accounts receivable, from when receivables are past-due for more than 60 days, increasing progressively, as follows:

Past-due receivables	Accrued loss %
From 1 to 60 days	Zero
From 61 to 90 days	40
From 91 to 120 days	60
From 121 to 150 days	80
Over 150 days	100

Until June 30, 2008, the criterion adopted for recording the allowance for doubtful accounts takes into consideration the calculation of the actual loss percentages incurred on each maturity of accounts receivable. Future losses on the current receivables balance are estimated based on these loss percentages.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

e.	Inventories

Segregated into:

i) Maintenance material inventories classified in current assets in accordance with the period in which they will be used are stated at average cost, not exceeding replacement cost;

ii) Inventories for plant expansion, classified under property, plant and equipment, are stated at average cost and are used to expand the telephone plant; and

iii) Inventories of goods for resale, classified in current assets. Stated at average cost and basically represented by cell phones and accessories.

For inventories regarded as obsolete, allowances for losses are recorded. For cell phones and accessories, adjustments are recorded in cases in which the purchases are made at amounts exceeding the sales amount, adjusting them to net realizable value.

f.	Investments

Investments in subsidiaries are accounted for under the equity method. Other investments are stated at cost, less an allowance for losses, when applicable.

g.	Property, plant and equipment

Stated at acquisition or construction cost, less accumulated depreciation. Historic costs include expenses which are directly attributable to the purchase of the assets. Financial charges arising from obligations which finance assets and works in progress are capitalized.

Subsequent costs are added to the carrying value of the asset or recognized as assets separately, as appropriate, only when these assets generate future economic benefits and can be measured in a reliable manner. The residual balance of the replaced asset is written off. Maintenance and repair expenses are recorded in the statement of income in the year in which they are incurred.

Assets under finance leases are recorded in property, plant and equipment at the lower of fair value of the present value of the minimum lease payments, from the initial date of the agreement.

Depreciation is calculated under the straight-line method, in accordance with the estimated economic useful lives of the assets, which are periodically reviewed by the Company. The costs of land are not depreciated.

The Company monitors and evaluates whether there is any indication that the assets may be impaired. No allowances were recorded for impairment of property, plant and equipment.

h.	Intangible assets

Intangible assets are stated at acquisition cost, less accumulated amortization and impairment losses, when applicable.

Consist basically of regulatory licenses for the use of radiofrequency and the provision of Personal Mobile Services (SMP), software use rights and goodwill on the acquisition of investments, calculated based on expected future economic benefits.

Amortization of intangible assets is calculated on a straight–line basis and considers, in the case of: (i) permit terms––the effective term of the permit, and (ii) software––a maximum period of five years. Goodwill calculated based on expected future earnings is not amortized from 2009.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

i.	Impairment of Long-lived Assets

An assessment is performed annually or whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be recoverable. Long-lived assets may be identified as those which have an undefined useful life and those subject to depreciation and amortization (property, plant and equipment and intangible assets). An impairment loss is recognized for the amount at which the asset’s carrying amount exceeds the recoverable value. Recoverable value is the higher of fair value less cost to sell and value in use. In order to be tested for impairment, the assets are grouped into the smallest identifiable group for which there are cash generating units, and projections are made based on discounted cash flows, supported by expectations on the Company’s operations in its several business segments. Said projections support the recovery of the Company’s assets.

j.	Leases

Leases are classified as finance lease when they substantially transfer all the risks and benefits inherent to their ownership.

Finance leases are recognized in the interim financial statements as assets and liabilities of the same amount, based on the fair value of the asset or the present value of minimum payments, established at the beginning of the leases. Initial costs directly attributable to leases are added to the amount recognized as an asset.

k.	Financial Assets and Liabilities at Fair Value

The financial assets recorded at fair value in income or losses are initially recognized at fair value and the transaction costs are recorded in the statement of income. The financial assets recorded are reversed when the rights to receive cash flows from the investments have expired or all the risks and benefits related to their ownership have been transferred.

Gains and losses on changes in the fair value of the group “Financial assets at fair value against income or losses” are presented in the statement of operations under the caption “Financial income (expenses), net” in the period in which they occurred.

The fair values of finance assets are based on the prices currently offered. If there is no active market for a financial asset is not available, the Company establishes the fair value by using evaluation techniques. This includes the use of arm’s length transactions, reference to other instruments which are substantially similar, discounted cash flow analysis and option pricing models, making a maximum use of market inflows and a minimum use of Company-specific inflows.

l.	Impairment of Financial Assets

The Company evaluates, at the balance sheet date, whether there is objective evidence that financial assets or a group of financial assets is impaired. A financial asset or group of financial assets is considered impaired when there is objective evidence, as a result of one or more events that occurred after the initial recognition of the asset, that the estimated future cash flows have been impacted.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

m.	Derivatives

Derivatives are initially recognized at cost on the date a derivative contract is entered into and are subsequently remeasured at fair value. Changes in the fair value of any of these derivatives are recorded directly in the statement of income.

n.	Income Tax and Social Contribution on Income and Deferred Charges

Income tax and social contribution on income are recorded under the accrual basis. Said taxes resulting from temporary differences and tax loss carry forwards are recorded in assets or liabilities, according to each case, only under the assumption of future realization or payment. The Company evaluates and reduces deferred tax assets as it identifies that it is unlikely that there will be sufficient future taxable income to enable the full or partial utilization of the deferred taxes.

Deferred income tax and social contribution are fully recognized on temporary differences between assets and liabilities recognized for tax purposes and the related amounts recognized in the consolidated financial statements. However, deferred income tax and social contribution are not recognized when generated upon the initial recognition of assets and liabilities which do not affect the tax basis, except for business combinations.

Deferred income tax and social contribution are determined by using the tax rates in effect at the balance sheet date, which are applied when the assets related to deferred income tax and social contribution are realized, or when deferred income tax and social contribution obligations are settled.

o.	Loans and financing

Adjusted by the inflation or exchange changes and interest incurred at the balance sheet date. The transaction costs incurred are recorded, measured at amortized cost and recognized in the statement of income by using the effective interest rate method.

p.	Provisions for contingencies

The provisions for contingencies are recognized based on evaluations of their risks and quantified based on economic grounds and legal opinions on the lawsuits and other contingencies known at the balance sheet date. Such provisions are recognized when there is a current legal or constructive obligation arising from past events, and it is probable that a disbursement of funds will be required to settle this obligation and the amount of the reserve can be reliably measured. The provisions, net of escrow deposits, are calculated at the fair value of the expenses expected on the settlement of the obligation. The basis and nature of these provisions are described in note 21.

q.	Employee Benefits

The employee benefits offered by the Company are as follows:

(i)	Supplementary Pension Plan: The private pension plans and other postretirement benefits sponsored by the Company are managed by three foundations. The contributions are determined based on actuarial calculations and recorded against income (loss) under the accrual basis.

The Company has defined benefit and defined contribution plans. A defined contribution plan is a pension plan under which the Company makes fixed contributions to a fund, which is managed by a separate institution. The sponsor is not under the legal

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

or constructive obligation of making additional contributions, in the event the fund lacks sufficient assets to pay all employees the benefits related to the services provided in the current year and in prior years. The contributions are recognized as employee benefit expenses as incurred.

The obligation recognized in the balance sheet, as regards the defined benefit pension plans presenting a deficit, corresponds to the present value of the benefits defined at the balance sheet date, less the fair value of the plan’s assets. The defined benefit is annually calculated by independent actuaries, who use the projected unit credit method. The present value of the defined benefit is determined by discounting the estimated future cash outflows, using the projected inflation rate plus long-term interest estimated at 6% per year. Supplemental information on private pension plans is provided in note 22.

(ii)	Profit Sharing: Accrued employee and management profit sharing is recognized under the accrual basis and recorded as an expense. The determination of the amount, which is paid in the year subsequent to that in which the profit sharing was accrued, considers the target program established with the employees’ union, through a collective bargaining agreement, pursuant to Law 10101/00 and the By-laws.

(iii)	Stock Options: The Company grants a stock option plan to its management and employees, and the options are settled in shares. The fair value of the services received from employees in exchange for these options is determined based on the fair value of the options, established at the grant date.

This Company also had stock options of its Parent Company, which were granted to management and employees. These options were considered options settled in cash. These options were fully exercised in the current year as a result of the change in the control of the Company.

The fair value of the services received from employees and management in exchange for the options is recognized as an expense during the vesting period. The Company reviews the estimate of the number of options expected to be exercised and recognizes the impacts of this review in the statement of income. The options settled in shares are recorded as an expense as a contra entry to an increase in shareholders’ equity.

r.	Revenue recognition

Revenues mainly refer to the amount of the payments received or receivable for sales of services in the regular course of the Company’s activities. Revenue is stated at the gross amount, less approximate taxes, returns and discounts.

Revenue is recognized when it can reliably measured, it is probable that future economic benefits will be transferred to the Company, the transaction costs can be measured, the risks and benefits have been substantially transferred to the buyer and certain specific criteria have been met for each of the Company’s activities.

Service revenues are recognized when the services are provided. Local and long distance calls are charged based on time measurement according to the legislation in effect. The services charged based on monthly fixed amounts are calculated and recorded under the straight-line basis. Prepaid services are recognized as advances from customers and recognized in revenue as they are used by the customers.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Revenue from sales of payphone cards (Public Use Telephony (TUP)), cell phones and accessories is recognized when these items are delivered and accepted by the customers. Discounts on services provided and sales of cell phones and accessories are taken into consideration in the recognition of the revenues to which they are linked. Revenues involving transactions with multiple elements are identified in relation to each of their components and the recognition criteria are applied on an individual basis. Revenues are not recognized when there is significant uncertainty as to their realization.

s.	Expense recognition

Expenses are recognized under the accrual basis, considering their relation with revenue realization. Prepaid expenses relating to future years are deferred.

t.	Financial expenses, net

Financial income is recognized under the accrual basis and comprises interest on receivables settled after due date, gains on cash investments and gains on derivatives. Financial expenses consist of interest and other charges on loans, financing, derivative contracts, reversal of adjustments to present value and other financial transactions. They also include the recognition of interest on assets and liabilities recorded at present value.

Interest on capital to be attributed to mandatory minimum dividends is recorded as financial expenses and reversed to retained earnings, as in substance it consists of allocation of net income. To avoid impacting financial ratios and allow the comparability between presented periods, the reversals are being presented under financial expenses, thus annulling its impacts.

u.	Income tax and social contribution:

The provisions for income tax and social contribution payable and deferred income tax and social contribution on temporary differences and tax loss carryforwards are recognized at the aggregate tax rate of 34%. Prepaid income tax and social contribution are accounted for as recoverable taxes. Technical studies are conducted to estimate the future generation of taxable income, based on management prospects, considering the continuity of the companies and the generation income for an indefinite period, inclusive its perpetuity. This future income is adjusted to present value at the nominal value of recoverable tax credits over a period limited to ten years. The technical studies are updated annually and the tax credits are adjusted based on the results of these reviews. Taxable income projections consider estimates that are related, but not limited to, the Company’s performance and the performance of the market where it operates, as well as certain economic aspects. Actual results could differ from these estimates.

v.	Earnings per share

Earnings per share are calculated based on the amount of outstanding shares at the balance sheet date. Outstanding shares are represented by the total shares issued, less the shares held in treasury.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

4.	Operating revenue from services and sales

	Period ended June 30,
	2008 (as restated)	2009
Local services:
Subscription	1,791,302	1,919,047
Fixed and Fixed to Mobile	1,396,934	1,301,317
Public telephones	254,482	201,026
Other	14,185	12,265

Total	3,456,903	3,433,655

Long distance services:
Intraregional	1,338,098	1,202,810
Interregional and International	138,480	120,609

Total	1,476,578	1,323,419

Mobile telephone services:
Telephone	823,799	851,812
Sales of goods	98,773	61,434

	922,572	913,246

Data transmission	1,511,225	2,230,378
Network services	382,212	384,597
Other	465,706	483,493

Gross operating revenues	8,215,196	8,768,788

Value added and other taxes on revenues	(2,122,156)	(2,070,501)

Discounts	(438,043)	(1,282,892)

Net operating revenue	5,654,997	5,415,395

5.	Cost of services and sales

The costs incurred on goods and services are as follows :

	Period ended June 30,
	2008 (as restated)	2009
Depreciation and amortization	(852,902)	(845,522)
Personnel	(167,814)	(208,053)
Mobile handsets and accessories	(108,240)	(50,451)
Materials	(33,288)	(32,101)
Third party services	(1,598,628)	(1,544,324)
Rental, leases and insurance	(163,757)	(182,044)
Other	(141,406)	(169,200)

	(3,066,035)	(3,031,695)

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

6.	Other operating expenses, net

Other revenues and expenses attributed to operating activities are shown as follows:

	Period ended June 30,
	2008 (as restated)	2009
Provision for contingencies, net of reversal (c)	(238,213)	(2,060,698)
Taxes other than income taxes and VAT taxes	(138,961)	(94,263)
Court fees	(27,532)	(29,685)
Employee and management profit sharing	(53,792)	(21,204)
Write-off of allowance for investment losses	(77,238)	—
Amortization of goodwill on acquisition of investment	(38,316)	—
Provision for actuarial liabilities of pension plan	(32,920)	(16,115)
Stock option plan	(12,274)	—
Donations and sponsoring	(11,070)	(3,544)
Gain (loss) on write-off of property, plant and equipment and intangible assets	(7,953)	930
Receivables from settlement of litigation (a)	169,885	—
Fines and expenses recovered	131,455	86,971
Infrastructure rentals	42,296	48,887
Technical and administrative services	34,192	29,343
Recovery of expenses on pension plans – surplus (b)	—	21,820
Reversal of other provisions	65,776	6,668
Subventions and Donations received	6,926	5,254
Other	(19,200)	(8,606)

	(206,939)	(2,034,242)

(a)	Refer to the amount received as a result of the Litigation Release and Settlement Instrument entered into by the Company, its subsidiary 14 Brasil Telecom Celular S.A. and its Parent Company, Opportunity Fund/ Banco Opportunity and their associates, and Telemar Norte Leste S.A., which are detailed in note 1, under a specific item.

(b)	The recovery of expenses on pension funds is related to the assets recorded, mentioned in note 22.

(c)	Accrued contingencies are reported in note 21.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

7.	Financial expenses, net

	Period ended June 30,
	2008 (as restated)	2009
Financial income:
Inflation adjustment of escrow deposits	80,080	108,650
Investment yield	101,839	84,027
Interest and inflation adjustment on other assets	22,514	44,306
Interest and inflation adjustment on loans receivable	46,884	132,763
Other	87,242	47,008

Interest income	338,559	416,754
Financial expenses:
Interest on loans payable to third parties	(120,859)	(122,434)
Expense on derivative transactions	(45,428)	(75,267)
Interest on debentures	(60,507)	(74,369)
Interest and inflation adjustment on other liabilities	(92,632)	(99,165)
Inflation adjustment of reserve for contingencies	(63,755)	(81,257)
Interest on taxes	(34,696)	(29,310)
Other	(51,843)	(48,716)

Interest expenses	(469,720)	(530,518)

	(131,161)	(113,764)

8.	Income and social contribution taxes expenses

Brazilian income taxes comprise federal income and social contribution taxes. The rate for income tax is 25% and the rate for social contribution tax is 9%, producing a combined statutory rate of 34%.

The provisions for income and social contribution taxes recognized in the statements of operations, all of which are Brazilian taxes, are as follows:

	Period ended June 30,
	2008 (as restated)	2009
Income tax and social contribution tax	(357,172)	(275,496)
Deferred taxes	113,674	683,582

	(243,498)	408,086

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The following is a reconciliation of the amounts calculated by applying the combined statutory tax rates to the reported income before taxes and the reported income tax expense:

	Period ended June 30,
	2008 (as restated)	2009
Income (loss) before taxes and profit sharing	887,990	(1,208,490)
Reversal of interest on capital	(245,000)	—
Income (loss) of companies not subject to income tax and social contribution calculation (i)	34	(5,124)
Income (loss) before taxes as reported in the accompanying consolidated financial statements	643,024	(1,213,614)
Combined statutory rate	34%	34%
Tax expense at the combined statutory rate	(218,628)	412,629
Permanent additions:
Goodwill amortization	(12,489)	—
Exchange variation on equity investments	(1,314)	(3,179)
Equity accounting adjustment	(11,904)	—
Non-deductible expenses (fines and souvenirs)	—	(1,322)
Other losses	(28,841)	(14,752)
Permanent exclusions:
Non-taxable income	27,487	3,333
Other items:
Unrecognized tax loss	5,414	8,495
Other, net	(3,223)	2,882

Income and social contribution tax (expense) benefit as reported in the accompanying consolidated financial statements	(243,498)	408,086

(i)	Income (loss) of subsidiaries that do not recognize income tax and social contribution on tax loss carryforwards because they do not have any prospects that they will be recovered.

The composition of deferred tax assets and liabilities, based on temporary differences, is as follows:

	December 31, 2008	June 30, 2009
Deferred tax assets:
Provision for contingencies	435,941	1,115,658
Provision for actuarial deficiency—FbrTPrev	256,969	224,374
Allowance for doubtful accounts	132,450	180,624
Tax loss carry forwards	739,296	785,001
ICMS—69/88 Agreement	25,481	21,188
Provisions for COFINS/CPMF/INSS and FUST Suspended Collection	82,323	111,730
Provision for losses—inventories and construction in progress	9,408	10,871
Write-off of deferred charges—adjustment to Law 11638/07	13,589	6,669
Leases—adjustment to Law 11638/07	1,561	1,756
Other	51,632	48,040

Total	1,748,650	2,505,911

Current	421,150	584,481
Non-current	1,327,500	1,921,430

	December 31, 2008	June 30, 2009
Deferred tax liabilities:
Inflation adjustment of escrow deposits	130,249	210,476
Additional indexation expense from pre-1990	6,871	6,676

Total	137,120	217,152

Current	35,429	49,168
Non-current	101,691	167,984

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The composition of tax liabilities is as follows:

	December 31, 2008	June 30, 2009
Federal income tax payable	31,693	268,685

Total	31,693	268,685

Current	31,291	268,387
Non-Current	402	298

The Company has not provided a valuation allowance against the net deferred tax asset as of December 31, 2008 and June 30, 2009 arising out of temporary differences based upon management’s belief that it is more likely than not that such deferred tax asset will be realized in the future through reversal of the differences and its generation of taxable income. The taxable income basis for the registration of the deferred tax assets is calculated under Brazilian Corporate Law.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

9.	Cash and Cash Equivalents

	December 31, 2008	June 30, 2009
Cash and banks	167,838	137,566
Cash Equivalents	1,310,720	1,159,862

	1,478,558	1,297,428

The cash equivalents portfolio is broken down as follows:

	December 31, 2008	June 30, 2009
Exclusive investment funds
Private securities	19,587	—
Cash and repurchase commitments Overnight	543,200	149,078

Subtotal	562,787	149,078
Private securities—Deposits certificates	639,160	926,748
Investments abroad—Deposits certificates	109,023	95,609

Subtotal of cash equivalent	1,310,970	1,171,435
Portion restrict by court order, considered in escrow deposits	(250)	(11,573)

Total cash equivalent	1,310,720	1,159,862

Exclusive investment funds are subject to obligations restricted to the payment of asset management services provided, such as custody and audit fees, and other related expenses and there are no significant financial obligations or Company assets to collateralize these obligations.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Cash investments

The investment portfolio is broken down as follows:

	December 31, 2008	June 30, 2009
Exclusive investment funds
Government securities	371,036	316,568
Private securities	190,831	—

Total Cash Investments	561,867	316,568

The securities held for trading at fair value represent investments in exclusive funds managed by prime financial institutions, and own-portfolio investments, mainly represented by federal government securities and private securities issued by prime financial institutions. Changes in the fair value of these financial assets are recorded under “Financial income (expenses)” in the statement of income.

Supplemental cash flow information

	June 30, 2008	June 30, 2009
Non-cash transactions:
Acquisition of permanent assets by incurring liabilities	374.203	346,900

10.	Trade accounts receivable, net

Trade accounts receivable are broken down as follows:

	December 31, 2008	June 30, 2009
Unbilled services	954,353	923,918
Billed services	1,589,911	1,682,734
Sale of goods	60,249	40,709

Subtotal	2,604,513	2,647,361
Allowance for doubtful accounts:
Services	(389,377)	(550,299)
Sale of goods	(5,046)	(4,669)

Subtotal	(394,423)	(554,968)

	2,210,090	2,092,393

As shown in note 3.d, the Company changed its accounting estimate on the allowance for doubtful accounts, in line with the estimate adopted by its indirect parent company TMAR. This change in estimate generated a consolidated increase in the allowance for doubtful accounts by approximately R$53,985 and net loss for the first half in the amount of R$38,541, net of taxes.

Past-due receivables are subject to a 2% fine on total debt, recorded under other operating income and collection of monthly prorated arrears interest of 1%, recorded under financial income and recognized when the first bill is issued after the payment of the past-due bill.

The Company can block call origination after 30 days past due, and block call origination and receiving after 60 days past due, and remove the terminal from the customer after 90 days past due, provided the customers is notified 15 days in advance. After the terminal is removed, which usually takes place after 95 and 110 days past due, the name of the nonperforming customer is sent to credit reporting agencies.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The collection policy adopted by BrT Celular, according to ANATEL regulations set out in Resolution 316, established the partial suspension of the services until the full payment of all due amounts, when a bill past was due for more than 15 days and the customer failed to pay or settle the default after receiving the notice requesting payment. This policy also established that all calls received and originated would be blocked (full blocking) if the bills were not paid within 15 days after partial suspension of service. Services were canceled 45 days after full blocking, and then the name of the subscriber could be included in a credit reporting agency list.

The changes to the SMP Regulation went into effect on February 13, 2008, as approved by ANATEL Resolution 477/2007. This Resolution changed the default rules, as detailed below:

•	full blocking starts after 45 days, i.e., 30 days after partial blocking and no longer 15 days; and

•	the total term to terminate the contract is now 90 days after the maturity of the bill, as the other deadlines were not changed.

The changes in the allowance for doubtful accounts were as follows:

	Year ended December 31, 2008	Period ended June 30, 2008
Beginning balance	(375,390)	(394,423)
Provision charged to selling expense	(370,242)	(361,084)
Write-offs	351,209	200,539

Ending balance	(394,423)	(554,968)

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

11.	Due from related parties

	December 31, 2008	June 30, 2009
Private debentures – Principal	—	300,000
Interest on private debentures	—	12,389

Total	—	312,389
Noncurrent	—	312,389

The balance of interest on private debentures as of March 31, 2009 was reclassified to current liabilities from noncurrent liabilities.

Private debentures issued by Telemar Norte Leste S.A.—TMAR

On March 12, 2009, Brasil Telecom Celular S.A. subscribed 2,885 nonconvertible debentures, issued by TMAR, for a unit price of R$104, totaling R$300,000. These debentures mature in five years, on December 11, 2013. These debentures yield interest equivalent to the DI compounded by 4.0% per year, to be paid on the debentures’ maturity.

12.	Recoverable taxes

	December 31, 2008	June 30, 2009
Recoverable social contribution tax	7,151	58,609
Recoverable income tax	86,306	253,610
Sales and other taxes	747,605	678,253

Total	841,062	990,472

Current	546,243	743,172
Non-current	294,819	247,300

Most of the sales and other taxes are related to the ICMS (Imposto sobre Circulação de Mercadorias e Serviços—value added tax) recoverable which arose mostly from credits recorded upon the purchase of fixed assets, whose offset against ICMS payable may occur within 48 months.

13.	Escrow Deposits

The balances of escrow deposits referring to contingencies with possible and remote loss risks are as follows:

	December 31, 2008	June 30, 2009
Labor	299,155	176,107
Tax	87,771	85,997
Civil	2,517,039	2,033,730

Total	2,903,965	2,295,834

Current	678,972	868,423
Non-current	2,224,993	1,427,411

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The increase in the amount of escrow deposits is related to corporate civil lawsuits, for which the Company’s management, supported by the opinion of its legal counsel, considers an unfavorable outcome as possible or remote

In accordance with Brasilian GAAP the amounts of escrow deposits linked to specific provisions for contingencies (Note 21) are presented net of the provisions.

	December 31, 2008	June 30, 2009
Escrow deposits before compliance with Resolution CVM 489/05	3,571,547	4,167,324
Less escrow deposits linked to contingencies and taxes other than income taxes:
Labor	(213,028)	(372,680)
Tax	(169,048)	(29,732)
Civil	(285,506)	(1,469,078)

Escrow deposits	2,903,965	2,295,834

The majority of the escrow deposits relate to the labor, civil lawsuits and tax cases, with the most significant individual item being the ICMS (State VAT), as described in Note 17 and the amount increased of escrow deposits is related, principally, to the rules introduced by the new Code of Civil Procedure in Brazil which started to require prior guarantee of process under discussion.

14.	Investments

Investments stated at cost (less reserves when applicable) are represented by interests obtained by converting shares or capital quotas of tax incentives in regional FINOR/FINAN funds, Laws for Incentives for Information Technology Companies and Audivisual Law. The amount of R$ 5,374 (R$ 3,744 in December 31, 2008) is predominantly composed of shares of other telecommunications companies located in the regions covered by these regional incentives.

15.	Property, plant and equipment, net

The changes in property, plant and equipment are as follows:

	Works in progress	Automatic switching equipment	Transmission equipment and other (1)	Infrastructure(2)	Buildings	Other assets	Total
Cost of PP&E (gross amount)
Balance as of 01/01/08	460,353	5,156,452	14,690,865	3,893,822	957,331	1,833,576	26,992,399
Additions	1,586,465	2,412	286,234	9,028	10,444	65,631	1,960,214
Write-offs	(41,951)	(4,614)	(110,684)	(21,176)	(1,758)	(29,641)	(209,824)
Transfers	(994,910)	148,854	593,369	113,961	4,420	57,086	(77,220)
Balance as of 12/31/08	1,009,957	5,303,104	15,459,784	3,995,635	970,437	1,926,652	28,665,569
Additions	246,251	985	54,073	2,009	1,014	20,699	325,031
Write-offs	(6,059)	(4,705)	(136,627)	(12,896)	(177)	(16,735)	(177,199)
Transfers	(805,453)	61,463	426,047	168,316	9,394	(53,634)	(193,867)
Balance as of 06/30/09	444,696	5,360,847	15,803,277	4,153,064	980,668	1,876,982	28,619,534

Accumulated depreciation
Balance as of 01/01/08	—	(4,929,268)	(11,880,114)	(2,582,879)	(565,297)	(1,344,407)	(21,301,965)
Depreciation expenses	—	(103,591)	(1,081,424)	(251,793)	(34,178)	(147,526)	(1,618,512)
Write-offs	—	4,951	109,023	19,407	703	22,986	157,070
Transfers	—	—	369	—	(25)	(382)	(38)
Balance as of 12/31/08	—	(5,027,908)	(12,852,146)	(2,815,265)	(598,797)	(1,469,329)	(22,763,445)
Depreciation expenses	—	(55,454)	(520,354)	(120,530)	(16,422)	(74,956)	(787,716)
Write-offs	—	4,459	125,720	11,353	51	18,171	159,754
Transfers	—	—	5	104	1	(110)	—
Balance as of 06/30/09	—	(5,078,903)	(13,246,775)	(2,924,338)	(615,167)	(1,526,224)	(23,391,407)

Net PP&E
Balance as of 01/01/08	460,353	227,184	2,810,751	1,310,943	392,034	489,169	5,690,434
Balance as of 12/31/08	1,009,957	275,196	2,607,638	1,180,370	371,640	457,323	5,902,124
Balance as of 06/30/09	444,696	281,944	2,556,502	1,228,726	365,501	350,758	5,228,127
Annual average depreciation rate	—	20.0%	18.5%	8.5%	4.5%	18.4%

(1)	Transmission equipment and other include: data transmission and communication equipment
(2)	Infrastructure also include lands.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

According to the STFC concession agreements, the Company’s assets that are indispensable for providing the service and qualified as “returnable assets” will be automatically returned to ANATEL when the concession ends, and the Company will be entitled to the indemnities established in the legislation and the related agreements. The balance of gross cost of returnable assets on June 30, 2009, was R$22,334,816 (R$22,173,331 in December 31, 2008) and the residual value on the same date was R$2,864,626 (R$3,001,610 in December 31, 2008).

16.	Intangible assets

The changes in intangible assets are as follows

	Goodwill	Intangible assets in progress	Data processing systems	Trademarks and patents	Regulatory licenses	Other	Total
Cost of intangible assets (gross amount)
Balance as of 01/01/08	498,813	9,565	2,174,233	651	387,871	105,745	3,176,878
Additions	16,254	264,861	6,654	—	489,985	—	777,754
Write-offs	(19,078)	—	(6,182)	—	—	(76,288)	(101,548)
Transfers	—	(260,656)	349,893	—	6,148	(11,007)	84,378
Balance as of 12/31/08	495,989	13,770	2,524,598	651	884,004	18,450	3,937,462
Additions	—	6,833	2,116	—	967	3,467	13,383
Write-offs	—	—	(143)	—	—	—	(143)
Transfers	—	47,201	142,964	—	—	235	190,400
Balance as of 06/30/09	495,989	67,804	2,669,535	651	884,971	22,152	4,141,102

Accumulated amortization
Balance as of 01/01/08	(335,058)	—	(1,428,050)	(50)	(88,407)	(88,636)	(1,940,201)
Amortization expenses	(101,016)	—	(308,985)	(4)	(50,506)	(5,876)	(466,387)
Write-offs	18,941	—	6,080	—	—	76,287	101,308
Transfers	—	—	(12,050)	—	—	12,086	36
Balance as of 12/31/08	(417,133)	—	(1,743,005)	(54)	(138,913)	(6,139)	(2,305,244)
Amortization expenses	(1,172)	—	(165,026)	(2)	(30,752)	(1,391)	(198,343)
Write-offs	—	—	141	—	—	—	141
Balance as of 06/30/09	(418,305)	—	(1,907,890)	(56)	(169,665)	(7,530)	(2,503,446)

Net intangible assets
Balance as of 01/01/08	163,755	9,565	746,183	601	299,464	17,109	1,236,677
Balance as of 12/31/08	78,856	13,770	781,593	597	745,091	12,311	1,632,218
Balance as of 06/30/09	77,684	67,804	761,645	595	715,306	14,622	1,637,656
Annual average amortization rate	—	—	20%	—	6.7%	20%	—

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Composition of Goodwill

June 30, 2009
Goodwill on acquisition of iG	48,159
Goodwill on acquisition of iBest	19,026
Goodwill on acquisition of Brt Multimídia	7,358
Goodwill on acquisition of Globenet	—
Other	3,141

77,684

17.	Taxes other than income taxes

	December 31, 2008	June 30, 2009
ICMS (Value-added tax) (a)	702,645	655,942
Escrow deposits referring to agreement ICMS 69/98	(147,295)	(125,742)
PIS and COFINS	306,036	418,302
Other taxes on operating revenues	65,177	70,274

	926,563	1,018,776

Current	669,436	641,646
Non-current	257,127	377,130

(a)	The ICMS balance comprises amounts arising from Agreement 69/98, which have been challenged in court and are deposited in escrow on a monthly basis. It also includes the ICMS deferral incentive granted by the State Government of Paraná.

18.	Loans and financing

	December 31, 2008	June 30, 2009
Financial institutions (a)	3,479,037	3,436,957
Public debentures (c)	1,080,000	1,080,000
Accrued interest	105,591	74,010
Leases	12,698	7,515
Accrued interest and other charges on leases	1,731	1,097

Subtotal	4,679,057	4,599,579

Cost incurred	(15,152)	(13,163)

Total	4,663,905	4,586,416

Current	670,707	835,666
Non-current	3,993,198	3,750,750

a.	Financial institutions

Financing from financial institutions denominated in local currency was as follows:

(i)	At June 30, 2009, local currency financing bore fixed interest of 2.4% to 10.0% per annum and variable interest based on one of the following reference rates: TJLP (Brazilian long-term interest rates) plus 2.3% to 5.5% per annum, UMBNDES (National Bank for Economic and Social Development currency basket) plus 5.5% per annum, 100% of CDI (Interbank Deposit Certificate rate). In June 30, 2009 the average CDI rate was 8.96% per annum.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

(ii)	At December 31, 2008, local currency financing bore fixed interest of 2.4% to 10.0% per annum and variable interest based on one of the following reference rates: TJLP (Brazilian long-term interest rates, which was 6.25% per annum at December 31, 2008) plus 2.3% to 5.5% per annum, UMBNDES (National Bank for Economic and Social Development currency basket) plus 5.5% per annum, from 100% to 104% of CDI (Interbank Deposit Certificate rate). In December 31, 2008 the average CDI rate was 13.61% per annum.

Financing denominated in foreign currency was as follows:

(iii)	At June 30, 2009, foreign currency financing bore fixed interest rate of 1.75% to 9.38% per annum, a variable interest based on LIBOR and 1.92% above the YEN LIBOR, resulting in a weighted average rate of 3.04% per annum. The LIBOR and YEN LIBOR rates for semi-annual payments were 1.11% and 0.70% per annum on June 30, 2009, respectively.

(iv)	At December 31, 2008, foreign currency financing bore fixed interest rate of 1.75% to 9.38% per annum, a variable interest based on LIBOR and 1.92% above the YEN LIBOR, resulting in a weighted average rate of 2.96% per annum. The LIBOR and YEN LIBOR rates for semi-annual payments were 3.13% and 0.99% per annum on December 31, 2008, respectively.

b.	Financing Agreements

On July 18, 2008, the Company and BrT Celular entered into financing agreements with Banco do Brasil, in the amounts of R$42,000 and R$33,000, respectively. Such funds arise from the Mid-West Financing Constitutional Fund (FCO) and are invested in the expansion of the infrastructure network (voice, data and image) in the States of Goiás, Mato Grosso, Mato Grosso do Sul and the Federal District. The funds were released on August 8, 2008 and repayment terms include a one-year grace period, after which the financing will be repaid in sixty monthly installments, the last of which in August 2014. This financing bears interest of 10,0% p.a., payable by each company, and there are bonuses for timely payment of 15% discount on such charge.

c.	Public debentures

Fourth public issue: 108.000 non-convertible debentures with no renegotiation clause and a face value of R$10 each, totaling R$1,080,000, issued on June 1, 2006. The payment term is seven years, maturing on June 1, 2013. The yield corresponds to an interest rate of 104.0% of the CDI, payable on a half-yearly basis. Repayment, which shall indistinctly consider all debentures, will occur annually as from June 1, 2011, in three installments of 33.3%, 33.3% and 33.4% of the unit face value, respectively. At the balance sheet date, no debentures from this issue were held in treasury.

On December 17, 2008, a General debenture holders’ Meeting was held, at which the holders of 97.58% of the outstanding debentures approved an amendment to the indenture. Such amendment changes the Issuer’s mandatory purchase terms and conditions and the debentures' yield, transferring to the Company the right to elect and disclose in a Notice to debenture holders, within 20 days from completion of the sale of the Company’s shareholding control to Telemar Norte Leste S.A. or any of its subsidiaries, whether or not it accepts the yield established at the

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

General debenture holders’ Meeting, as well as purchase the debentures held by debenture holders at their request.

The Company decided to change the debentures’ yield from 104% of the Interbank Deposit Rate (DI Rate) to the DI Rate plus a spread of 3.5% per year, and to purchase the debentures held by the debenture holders who disagreed with such decision.

d.	Repayment schedule

Non-current debt is scheduled to be paid as follows:

06/30/2009
2010	404,568
2011	928,774
2012	834,654
2013	835,660
2014	614,176
2015 and after	132,918

3,750,750

Guarantees

Certain loans and financing obtained are collateralized by receivables from the provision of fixed telephony services and Parent Company’s sureties.

The Company has hedging transactions for 29.5% of these US dollar-and yen-denominated loans and financing entered into with third parties in order to hedge against significant fluctuations in the quotations of these debt adjustment indexes. At the balance sheet date, taking into consideration the hedging transactions and foreign currency investments, the actual exposure was 9.2% (8.6% as of December 31, 2008).

The public debentures have unsecured guarantees, through a surety granted by Brasil Telecom Participações S.A. Under the indenture, as guarantor and jointly liable party, the Parent Company commits to guarantee and pay all the obligations assumed by the Company with the debentureholders.

BrT Celular’s Financing Agreement with the BNDES

BrT Celular entered into a financing agreement with the National Bank for Economic and Social Development (BNDES) on February 19, 2008, in the amount of R$259,100 to be invested in the expansion and modernization of the mobile phone network (personal mobile service) by 2009. The financing has a total term of 9 years and 6 months, with a thirty-month grace period, after which repayment will be made in 84 monthly installments. Charges on this financing are associated to the TJLP (Long-Term Interest Rate) variation plus 3.52% per year. The total amount of the financing was released in 2008, R$100,000 of which on March 17, 2008 and R$159,376 on October 22, 2008. This obligation is collateralized by assignment and restriction of receivables linked to the Company’s revenues, and a surety provided by the latter

e.	Covenants

The agreements that govern the Company’s debt contain a number of restrictive covenants, and the failure to comply with them could adversely impact the Company’s business. In particular,

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

the terms of these agreements restrict the Company’s ability, and the ability of its subsidiaries, to incur additional debt, grant liens, pledge assets, sell or dispose of assets and make certain acquisitions, mergers and consolidations. Furthermore, a number of the Company’s debt agreements include financial covenants that require the maintenance of certain specified financial ratios. As a general rule, the occurrence of an event of default under one of the debt agreements may trigger defaults under other debt agreements.

Compliance with these covenants in future periods will depend upon the Company’s financial and operating performance, which may be affected by adverse business, market and economic conditions. If the Company is unable to comply with these covenants, or to obtain waivers from its lenders, the debt obligations may be accelerated and the terms of its debt agreements may be otherwise amended adversely. If the Company is unable to meet its debt service obligations or comply with its debt covenants, the Company could be forced to restructure or refinance its indebtedness, seek additional equity capital or sell assets.

The financing agreements with the BNDES and JBIC, and the issuance of debentures of the Company and BrT Celular require compliance with financial ratios such as: (i) EBITDA to Financial Expenses; (ii) Total Financial Debt to EBITDA; and (iii) Total Financial Debt to (Total Financial Debt to Shareholders’ Equity).

As of June 30, 2009, the Company failed to comply with the EBITDA to Financial Expenses ratio, required in covenants of the agreements with the BNDES and JBIC, and the Fifth Issue Debentures. However, BNDES and JBIC waived their related rights. Compliance with BNDES agreements’ covenants will be assessed again in June 2010. Fifth issue debentureholders approved the reduction of the ratio until September 2010.

The Company estimates that in the third quarter of 2009 will not be able to comply with the EBITDA to Financial Expenses ratio defined in the agreement between the Company and JBIC, and has, therefore, requested a waiver of such right to JBIC for this period. However, there are no guarantee that the waiver will be granted. As of June 30, 2009, the outstanding principal of this debt amounted to R$175 million.

19.	Derivatives

	December 31, 2008	June 30, 2009
Assets
US dollar options	29,179	—
Total	29,179	—
Current	29,179	—
Liabilities
US dollar options	419	—
Cross-currency swaps – Yen to CDI	221,654	237,238
Total	222,073	237,238
Current	89,920	120,914
Long-term	132,153	116,324

The Company has yen-denominated debts and entered into swap contracts to hedge against fluctuations in the yen. The exposure arising from swap contracts is pegged to the CDI rates disclosed by the Clearinghouse for the Custody and Financial Settlement of Securities. These derivatives are described in note 27.d.

The Company accounts for the swap transactions by calculating the unrealized gain or loss at each balance sheet date based on what would have been the result of settlement of the

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

outstanding contracts at that date. The gain or loss for a period is recorded in financial income or expense of such period.

No derivatives were designated as hedge accounting until June 30, 2009.

Payment schedule

Long-term derivatives are scheduled to mature as follows:

	December 31, 2008	June 30, 2009
2010	88,380	58,629
2011	43,773	57,695
Total	132,153	116,324

20.	Licenses to offer services

	December 31, 2008	June 30, 2009
Personal Mobile Service	707,999	740,848
Concession of STFC	65,578	—
Other Licenses	10,082	6,867

Total	783,659	747,715

Current	160,074	96,089
Non-current	623,585	651,626

The licenses of the Personal Mobile Service are represented by agreements entered into by BrT Celular with ANATEL in 2002 and 2004, totaling R$220,119, to exploit SMP services during a fifteen-year period in the same area where the Company has a concession for fixed telephony. Of the amount contracted, 10% was paid on the execution date and the remaining balance was fully recognized in the subsidiary’s liabilities, to be paid in equal, consecutive annual installments, with maturities scheduled from 2009 to 2010 (two installments) and from 2010 to 2012 (three installments), depending on the fiscal years the agreements were executed. The debit balance is adjusted by the variation of IGP-DI, plus 1% per month. The adjusted balance of these licenses is R$193,843 (R$199,110 as of December 31, 2008).

On April 29, 2008, BrT Celular obtained new licenses for exploitation of the 3G network, in the amount of R$488,235, paying on the execution date 10% of the total amount, and the remaining debit balance payable from 2010 to 2015 (in six installments). The debit balance is adjusted by the Telecommunications Services Index (IST), plus 1% per month. The adjusted balance of these 3G network licenses is R$547,005 (R$508,889 as of December 31, 2008).

The STFC concession refers to the provision recognized by Brasil Telecom S.A. on the accrual basis, by applying a 1% rate on net income Pursuant to the concession agreement in effect, the payment in favor of ANATEL matures every two years, in April of odd years, and is equivalent to 2% of the net income accrued in the prior year.

The amount of other licenses belongs to BrT Multimídia and relates to the permit granted for use of radiofrequency blocks associated to the exploitation of multimedia communication services. The contracted amount was R$9,110, adjusted by the IGP-DI plus 1% per month. This balance

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

will be paid in two equal, consecutive annual installments, all of which mature in May 2010 and 2011.

21.	Provisions for contingencies

a.	Contingent liabilities

The Company and its subsidiaries periodically assess their contingent risks, and also review their lawsuits taking into consideration legal, economic, tax and accounting aspects. The assessment of these risks aims at classifying them according to the chances of an unfavorable outcome as probable, possible or remote, taking into account the opinion of legal counsel.

Contingencies whose risks are regarded as probable are accrued. The contingencies for which an unfavorable outcome is regarded as possible are presented in this note. These lawsuits are under discussion at administrative and/or judicial level, at all court levels.

In certain situations, due to a legal requirement or as a caution measure, escrow deposits are made to ensure the continuity of the lawsuits under discussion. The escrow deposits related to contingencies with possible and remote likelihood of loss are shown in note 13.

Note that in some cases similar matters may be ranked in different risk degree ratings, which is justified by the facts and particular status of each lawsuit.

Labor lawsuits

The provisions for labor contingencies include an estimate made by the management, supported by the opinion of its legal counsel, of the losses related to lawsuits filed by employees and former employees, as well as by employees of service providers, regarding labor matters.

Tax lawsuits

The provisions for tax contingencies mainly refer to tax collection issues arising from disagreements between management’s understanding, supported by the opinion of the Company’s legal advisors, and the Tax Authorities concerning the interpretation, enforcement, legality and constitutionality of tax legislation.

Civil lawsuits

The provisions for civil contingencies refer to an estimate of the lawsuits related to contractual adjustments arising from economic plans enacted by the Federal Government, and other cases related to shared telephony plans, suits for damages and consumer lawsuits.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Breakdown by matter

Type	12/31/2008	6/30/2009
Labor
Sundry premiums	47,239	102,724
Supplementary retirement benefits	26,706	38,096
Salary differences	54,238	118,457
Severance Pay Fund (FGTS)	18,017	27,719
Lawyers/expert fees	1,570	1,280
Overtime	90,466	168,650
Compensation for damages	19,902	42,577
Labor	1,963	2,983
Joint liability	44,267	76,215
Severance pay	46,825	55,348
Employment relationship	1,249	1,998
Other lawsuits	74,258	132,343
Subtotal	426,700	768,390
Related escrow deposits	(213,028)	(372,680)
Total	213,672	395,710

Tax
FUST	3,411	3,642
ICMS	183,605	596,984
Tax on net income (ILL)	500	—
Social security contribution (INSS) (joint liability, fees severance pay)	11,270	9,338
Service tax (ISS)	5,436	1,697
Other lawsuits	65,644	69,971
Subtotal	269,866	681,632
Related escrow deposits	(21,753)	(29,732)
Total	248,113	651,900

Civil
Corporate	310,038	1,572,131
Consumer lawsuits—special civil courts	213,460	158,728
ANATEL estimates	76,197	105,072
ANATEL fines	72,940	69,527
Strategy	65,783	46,827
Special civil courts	13,980	71,510
Subtotal	752,398	2,023,795
Related escrow deposits	(285,506)	(1,469,078)
Total	466,892	554,717

Total reserve, less escrow deposits	928,677	1,602,327
Current	218,297	668,968
Noncurrent	710,380	933,359

Breakdown by type of contingency and risk

	06/30/2009
Risk	Labor	Tax	Civil	Total
Probable (i)	395,710	651,900	554,717	1,602,327
Possible	618,394	1,610,792	1,251,054	3,480,240
Remote	429,460	2,400,063	970,543	3,800,066
Total	1,443,564	4,662,755	2,776,314	8,882,633

(i)	Less escrow deposits

	12/31/2008
Risk	Labor	Tax	Civil	Total
Probable (i)	213,672	248,113	466,892	928,677
Possible	632,838	1,672,260	1,220,372	3,525,470
Remote	413,913	2,316,591	913,105	3,643,609
Total	1,260,423	4,236,964	2,600,369	8,097,756

(i)	Less escrow deposits

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Changes in 2009:

	Labor	Tax	Civil	Total
Reserve as of December 31, 2008	426,700	269,866	752,398	1,448,964
Changes through income (loss)	380,856	412,024	1,357,259	2,150,139
Inflation adjustment	29,938	20,219	30,004	80,161
Reassessment of contingent risks	334,483	360,236	1,301,727	1,996,446
Reserve for new lawsuits	16,435	31,569	25,528	73,532
Payments	(39,166)	(258)	(85,862)	(125,286)
Subtotal I (reserve)	768,390	681,632	2,023,795	3,473,817
Related escrow deposits as of December 31, 2008	(213,028)	(21,753)	(285,506)	(520,287)
Changes in escrow deposits	(159,652)	(7,979)	(1,183,572)	(1,351,203)
Subtotal II (escrow deposits)	(372,680)	(29,732)	(1,469,078)	(1,871,490)
Balance as of June 30, 2009, less escrow deposits	395,710	651,900	554,717	1,602,327

Labor

(i) Sundry premiums—refer to claims for hazardous duty premium, based on Law 7369/85, regulated by Decree 93412/86, due to the alleged risk related to employees’ contact with the electric power system, health hazard premium, stand-by hours and transfer premium;

(ii) Salary differences and related effects—refer mainly to claims for salary increases due to alleged noncompliance with trade union agreements. The effects relate to the impact of the salary increase allegedly due on the other amounts calculated based on the employee’s salary;

(iii) Job plan and profit sharing—refers to the claim for enforcement of a job and salaries plan for employees, with promotions for seniority and merit, allegedly not granted, and claims for enforcement of the regulations that provided for the payment of profit sharing on the Company’s net income;

(iv) Joint liability—refers to the claim to assign liability to the Company, filed by outsourced personnel, due to alleged noncompliance with these personnel’s labor rights by their direct employers;

(v) Overtime—refers to the claim for payment of salary and premiums increased by alleged overtime hours;

(vi) Job reinstatement—claim due to alleged noncompliance with an employee’s special condition which prohibited termination of the employment agreement without cause;

(vii) Supplement to FGTS (severance pay fund) fine arising from understated inflation—refers to claims to increase the FGTS indemnity fine as a result of the adjustment of accounts of this fund due to inflation effects.

Brasil Telecom S.A. filed a lawsuit against Caixa Econômica Federal to assure the reimbursement of all the amounts paid for this purpose;

(viii) Termination pay—claims regarding termination amounts which were allegedly not paid or underpaid.

(ix) Salary equalization—refers to amounts allegedly arising from salary equalization, job classification, incorrect duties and accumulation of duties;

(x) Indemnities—refer to amounts allegedly due for occupational accidents, leased vehicles, occupational diseases, pain and suffering and tenure; and

(xi) Supplementary pension plan—alleged differences in the benefit salary referring to payroll amounts.

After the acquisition of the Company’s control by TMAR, on January 8, 2009, the Company changed its criterion to determine the likelihood of a probable unfavorable outcome in labor lawsuits to align it the criterion used by TMAR, which takes into consideration the merits of the

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

ongoing lawsuits. As a result of these changes, in the first half of 2009 the Company increased its reserve for labor lawsuits by R$334,136 (R$220,529, net of taxes).

Tax

(i) Federal Taxes—several tax notices that require the payment of federal taxes on events which were allegedly inadequately classified by the Company, or on differences in the calculation of these taxes; and

(ii) State Taxes—claim for payment of ICMS (State VAT) on transactions which, in the Company’s view, are not subject to this tax, and discussions regarding ICMS credits taken by the Company, the validity or legality of which is being questioned by the State Tax Authorities. The current management’s and its current legal counsel’s assessment of discussions on ICMS credits taken by the Company, whose validity or legality is challenged by state tax authorities, changed the contingent risk estimated to probable. This change in estimate generated an increase in the reserve for tax contingencies by approximately R$390,568. The effect on net loss for the six-month period ended June 30, 2009 was R$257,775, net of taxes.

Civil

(i) Corporate—Financial Interest Agreements—these agreements are governed by Administrative Rules 415/72, 1181/74, 1361/76, 881/90, 86/91, and 1,028/96. Subscribers held a financial interest in the concessionaire after paying up a certain amount, initially recorded as capitalizable funds and subsequently recorded in the company’s shareholders' equity, after a capital increase was approved by the Shareholders' Meeting, thus generating the issuance of shares. The lawsuits filed against the former CRT, a company merged by the Company, challenge the way shares were granted to subscribers based on said financial interest agreements.

The Company used to recognize a reserve for the risk of unfavorable outcome in these lawsuits based on certain legal doctrine. However, in recent months there has been a change in the legal trend in the State of Rio Grande do Sul and in Brazil in general as a result of recent decisions issued by appellate courts, leading the Company to change the amount and level of risk previously assigned to such lawsuits. Such lawsuits are at various levels: lower courts, Court of Appeals and Superior Court of Justice. The Company, considering obviously the peculiarities of each decision and based on the assessment made by its legal department and outside legal counsel, changed its estimate on the likelihood of an unfavorable outcome from possible to probable and increased its reserve by R$1,153,456, with an impact on net loss and shareholders' equity of R$761,281, net of taxes.

(ii) Corporate—Breach of Contract—litigation mainly involving discussions on the breach of contracts, to which management and its legal counsel attribute a probable likelihood of an unfavorable outcome;

(iii) Consumer claims—refer to civil lawsuits arising from activation of telephone terminals, registering customers with registry credit reporting agencies, collection, co-billing, blockings, ADSL, cancellations, supplementary services, defects, alternative plans, unblockings;

(iii) Administrative proceedings—ANATEL—proceedings arising from inspections referring to PGMQ, PGMU and noncompliance with regulations. Includes claims against the Company filed with ANATEL by other telecommunications companies;

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Strategy and other lawsuits

(v) Revision of contractual terms and conditions—lawsuit filed by an equipment supplier against the Company, claiming revision of contractual terms and conditions due to changes introduced by a plan to stabilize the economy;

(vi) Customer service centers—public civil lawsuits referring to the shutdown of customer service centers;

(vii) Free Mandatory Telephone Directories—lawsuits arising from non-delivery of printed residential telephone directories;

(viii) Indemnities—lawsuits seeking indemnity for termination of or noncompliance with agreements; and

(ix) Damages—refer to lawsuits arising from property damage, pain and suffering, occupational accidents and traffic accidents.

Reassessments of contingent risks are linked to changes in circumstances or the occurrence of new facts and decisions which called for a new assessment of the ongoing lawsuits, which are dispersed among several lawsuits.

Possible risk contingencies

The main related to possible contingencies are as follows:

Labor

(i) Sundry premiums—refer to claims for hazardous duty premium, based on Law 7369/85, regulated by Decree 93412/86, due to the alleged risk related to employees’ contact with the electric power system, health hazard premium, stand-by hours and transfer premium;

(ii) Salary differences and related effects—refer mainly to claims for salary increases due to alleged noncompliance with trade union agreements. The effects relate to the impact of the salary increase allegedly due on the other amounts calculated based on the employee’s salary;

(iii) Joint liability—refers to the claim to assign liability to the Company, filed by outsourced personnel, due to alleged noncompliance with these personnel’s labor rights by their direct employers;

(iv) Overtime—refers to the claim for payment of salary and allowances increased by alleged overtime hours.

(v) Job reinstatement—claim due to alleged noncompliance with an employee’s special condition which prohibited termination of the employment agreement without cause;

(vi) Supplement to FGTS (severance pay fund) fine arising from understated inflation—refers to claims to increase the FGTS indemnity fine as a result of the adjustment of accounts of this fund due to inflation effects.

(vii) Termination pay—claims regarding termination amounts which were allegedly not paid or underpaid.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

(viii) Indemnities—refer to amounts allegedly due for occupational accidents, leased vehicles, occupational diseases, pain and suffering and tenure; and

Tax

(i) ICMS—several ICMS notifications, including regarding two main matters: ICMS levied on certain revenue from services already subject to ISS or which are not part of the ICMS tax base, and utilization of ICMS credits on the purchase of goods and other inputs;

(ii) ISS (Service Tax)—alleged levy of this tax on subsidiary telecommunications services and discussion regarding the classification of the services taxed by the cities listed in Supplementary Law 116/2003;

(iii) Social Security (INSS) tax notices addressing the addition of captions to the contribution salary allegedly due by the Company;

(iv) Federal Taxes—several tax notifications regarding basically the disallowances made on the calculation of taxes, errors in the completion of tax returns, transfer of PIS and COFINS and FUST related to changes in the interpretation of these taxes tax bases by ANATEL.

Civil

(i) Payments made in lawsuits related to the PCT (Shared Telephony Program)—the plaintiffs claim payment in lawsuits related to the agreements under the Shared Telephony Program. Such lawsuits are at various levels: lower courts, Court of Appeals and Superior Court of Justice;

(ii) Administrative proceedings—ANATEL—proceedings arising from inspections referring to PGMQ, PGMU, users’ rights, payphone cards, LTOG etc.;

(iii) Consumer claims—refer to civil lawsuits arising from activation of telephone terminals, registering customers with registry credit reporting agencies, collection, co-billing, blockings, ADSL, cancellations, supplementary services, defects, alternative plans, unblockings;

(iv) Damages—refer to lawsuits arising from property damage, pain and suffering, occupational accidents and traffic accidents.

(v) Indemnities—lawsuits seeking indemnity for termination of or noncompliance with agreements; and

(vi) Public civil lawsuits related to customer service centers; and

(vii) Contractual—lawsuits related to the claim for a percentage resulting from the Real Plan, to be applied on a service agreement, review of conversion of installments into URV (units of account) and subsequently into reais, related to equipment supply and the provision of services.

Letters of guarantee

As regards contingent liabilities, the Company has letters of guarantee granted by financial institutions, as supplementary collateral for lawsuits in provisional execution to ensure the performance of concession commitments related to licenses granted by ANATEL. The total amount of the letters of guarantee in effect at the balance sheet date is R$2,342,743 (R$2,351,546 as of December 31, 2008) and R$2,560,781 (R$2,569,471 as of December 31, 2008) in the consolidated. The commission charges on these contracts are based on market rates.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

b.	Contingent assets

Below are the tax lawsuits filed by the Company to claim refund of taxes paid.

PIS/COFINS (Taxes on revenue): tax lawsuit challenging the enforcement of Law 9718/98, which increased the PIS and COFINS tax basis. The Law covered the period from February 1999 to November 2002 for PIS and from February 1999 to January 2004 for COFINS. In November 2005, the STF (Federal Supreme Court) concluded the judgment of certain lawsuits on the same matter and considered the increase in the tax basis introduced by said Law unconstitutional. Part of the lawsuits filed by the Company and the STFC concessionaires from Region II of the Concession Plan, merged into the Company in February 2000, became final and unappealable in 2006 as regards the increase in PIS and COFINS tax basis. The Company is awaiting the judgments of the lawsuits filed by the other merged companies, whose likelihood of a favorable outcome in future filing of appeals is regarded as probable by the Company’s legal counsel. The amount attributed to these lawsuits, representing unrecognized contingent assets, was R$18,459 (R$18,367 as of December 31, 2008) and R$18,939 (R$18,843 as of December 31, 2008) in the consolidated.

22.	Provision for pensions and other benefits

The benefits described herein are offered to employees of the Company and its direct or indirect subsidiaries as regards supplementary pension plans. For purposes of the supplementary pension plans (“Pension Funds”) mentioned in this note, the Company may be referred to as the “Sponsor”

a.	Supplementary pension plan

Supplementary pension plans are sponsored for employees and assisted participants, and the latter are also offered health care in certain cases. These plans are managed by the following foundations: (i) Fundação 14 de Previdência Privada (“Fundação 14”); (ii) Fundação BrTPREV (“FBrTPREV”), former CRT, a company merged into the Company on 12/28/00; and (iii) Fundação SISTEL de Seguridade Social (“SISTEL”), originated from certain companies of the former Telebrás System.

The Bylaws provide for approval of the supplementary pension plan policy, and the joint liability attributed to the defined benefit plans is ruled by the agreements entered into with the foundations, with the agreement of the SPC (Secretariat for Pension Plans), as regards specific plans.

The sponsored plans are appraised by independent actuaries at the balance sheet date. For fiscal years 2008 and 2007, the actuarial valuations were performed by Mercer Human Resource Consulting Ltda.

As regards the defined benefit plans described in this note, immediate recognition of the actuarial gains and losses is adopted, and therefore the full liabilities are recognized for the plans presenting a deficit, pursuant to CVM Resolution 371/00. For the plans that show a positive actuarial situation, assets are recorded when there is an express authorization for offsetting them against future employer contributions.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Provisions for Pension Fund

Refer to the recognition of the actuarial deficit of the defined benefit plans, as shown below:

	December 31, 2008	June 30, 2009
Provision for pension plans
FBrTPREV—BrTPREV, Alternativo and Fundador plans	753,287	657,322
PAMEC plan	2,504	2,601

Total	755,791	659,923

Current	148,391	52,390
Non-current	607,400	607,533

The changes in the net actuarial liabilities recognized is as follows:

	BrT PREV	PAMEC
Net actuarial liabilities on December 31, 2008	753,287	2,504
Expenses recognized in profit	52,285	140
Paid contributions	(148,250)	(43)
Net actuarial liabilities on June 30, 2009	657,322	2,601
Current liabilities	52,285	140
Long-term liabilities	605,037	2,461

Assets Recognized to be Offset Against Future Employer Contributions

The Company recognized assets from the TCSPREV Plan, managed by Fundação 14, related to: (i) contributions from the sponsor which participants that left the Plan are not entitled to redeem; and (ii) part of the Plan’s surplus attributed to the sponsor.

The assets recognized, which will be used to offset future employer contributions, are as follows:

	December 31, 2008	June 30, 2009
Other assets:
TCSPREV	123,938	151,793

Total) .	123,938	151,793

Current	15,874	37,622
Non-current	108,064	114,171

The changes in assets recognized is as follows:

TCSPREV
Actuarial assets on December 31, 2008	123,938
Actuarial assets recognized in profit	27,855
Net actuarial liabilities on June 30, 2009	151,793

Characteristics of the supplementary pension plans sponsored:

FUNDAÇÃO 14

Fundação 14 de Previdência Privada was created in 2004 to manage and operate the TCSPREV pension plan.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Plan

TCSPREV (Defined Contribution, Settled Benefit and Defined Benefit)

This defined contribution and settled benefit plan was introduced on 02/28/00. On 12/31/01, all pension plans sponsored by the Company at the time were merged into SISTEL, and the SPC exceptionally and provisionally approved the document submitted to that Agency, in view of the need for adjustments to the regulations. Thus, TCSPREV consists of defined contribution groups with settled and defined benefits. The plans added to the TCSPREV were PBS-TCS, PBT-BrT, BrT Management Agreement, and the Unusual Contractual Relationship Document, and the terms and conditions set forth in the original plans were maintained.

On September 18, 2008, SPC/MPS Ordinance 2521, of September 17, 2008, which approved the new regulation of the plan, was published in the Federal Official Gazette (D.O.U.), fully recognizing what had been exceptionally and provisionally approved on December 31, 2001. The new regulation also includes the adjustments necessary to meet the current requirements of supplementary pension plan legislation.

In March 2003, the TCSPREV Plan was no longer offered to the sponsors’ new hires. However, this plan started to be offered again in March 2005 to the defined contribution group. TCSPREV currently serves nearly 64.6% of the staff.

Contributions to this plan, by group of participants, are established based on actuarial studies prepared by independent actuaries according to the regulations in force in Brazil, using the capitalization system to determine the costs. Currently, contributions are made by the participants and the sponsor only for the internal groups PBS-TCS (defined benefit) and TCSPREV (defined contribution). In the TCSPREV group, the contributions are credited to individual accounts of each participant, equally by employee and sponsor, and the basic contribution percentages range from 3% to 8% of the participant’s salary, according to participant’s age. Participants have the option to make additional contributions to the plan but without parity of the sponsor. In the PBS-TCS group, the sponsor’s contribution corresponds to 12% of the participants’ payroll, whereas the employee’s contribution varies according to his/her age, time of service and salary, and an entry fee may also be paid depending on the age at which he/she joins the plan. The sponsors are responsible for defraying all the administrative costs and risk benefits, except for self-sponsored participants and the deferral of benefits.

The SPC authorized, through Administrative Rule 2792 of February 27, 2009, the transfer of the management of the TCSPREV benefits plan to Fundação Atlântico de Seguridade Social, an entity sponsored by the Oi Group, new Company controlling shareholder.

FUNDAÇÃO SISTEL DE SEGURIDADE SOCIAL

The supplementary pension plan—PBS-A, which remains under SISTEL’s management, dates back to the period prior to Telebrás’ spin-off and includes participants who qualified as beneficiaries in January 2000. SISTEL also manages the PAMA/PAMA-PCE pension plan, formed by participants assisted by the PBS-A Plan, the PBS’s plans segregated by sponsor in January 2000 and PBS-TCS’ Internal Group, merged into the TCSPREV plan in December 2001.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Plans

PBS-A (Defined Benefit)

Jointly maintained with other sponsors engaged in the provision of telecommunications services and intended for participants who qualified as beneficiaries on January 31, 2000.

Contributions to the PBS-A are contingent on the determination of an accumulated deficit. As of December 31, 2008, date of the last actuarial valuation, the plan presented a surplus.

PAMA—Retirees’ Health Care Plan/PCE—Special Coverage Plan (Defined Contribution).

Jointly maintained with other sponsors engaged in the provision of telecommunications services and intended for participants who qualified as beneficiaries on January 31, 2000, the beneficiaries of the PBS-TCS Group, merged on December 31, 2001 into TCSPREV (currently managed by Fundação 14) and for the beneficiaries of PBS’s defined benefit plans sponsored by other companies, with SISTEL and other foundations. According to a legal and actuarial evaluation, the Sponsor’s responsibility is only limited to future contributions. From March to July 2004, December 2005 to April 2006 and June to November 2008, an incentive optional migration of PAMA retirees and pensioners to new coverage conditions (PCE) was carried out. The option of participants to migrate results in contribution to PAMA/PCE.

The contributions to this plan correspond to 1.5% of the payroll of active participants subject to PBS plans, segregated and sponsored by the several sponsoring companies. In the case of Brasil Telecom, PBS-TCS was merged into the TCSPREV plan on December 31, 2001, and started to constitute an internal group of this plan. To be able to use to PAMA’s resources, the participants share a portion of this plan’s individual costs. Contributions are also made by the retirees and pensioners who migrated to PAMA/PCE. For sponsors, the option of participants to migrate to PAMA/PCE does not change the aforementioned employer contribution of 1.5%.

FUNDAÇÃO BrTPREV

It is the manager originated from the plans sponsored by former CRT, a company which was merged into the Company at the end of 2000. By sponsoring FBrTPREV, the Company’s main purpose is to maintain plans that supplement the pension plans and other benefits offered to participants by the official social security system.

Plans

BrTPREV

Defined contribution and settled benefit plan, launched in October 2002, intended to grant pension plan benefits supplementary to those provided by the official social security system and which initially served only employees of the Rio Grande do Sul. This pension plan was offered to new employees of the Company and its subsidiaries from March 2003 to February 2005, when its offering was suspended. This plan cannot be joined by new participants. BrTPREV currently serves nearly 20.6% of the staff.

Contributions to this plan, by group of participants, are established based on actuarial studies prepared by independent actuaries according to the regulations in force in Brazil, using the capitalization system to determine the costs. The contributions are credited to individual accounts of each participant, equally by employee and sponsor, and the basic contribution percentages vary from 3% to 8% of the participant’s salary, according to the participant’s age. Participants have the option to make additional contributions to the plan but without parity of the sponsor. The sponsor is responsible for defraying all the administrative costs and risk benefits, except for self-sponsored participants and the deferral of benefits.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Fundador / Alternativo

Defined benefit plans intended to provide pension benefits supplementary to the benefits of the official social security system, which cannot be joined by new participants, originated from the merger of the Fundador-BrT plan by the Alternativo-BrT plan, pursuant to SPC Administrative Rule 2627 of November 25, 2008, thus forming a single plan, without changing the rules for the participants and beneficiaries, and which was renamed to Fundador/Alternativo plan. These plans currently serve nearly 0.2% of the staff.

The regular contribution made by the sponsor is equal to the regular contribution made by the participant, the rates of which vary according to his/her age, time of service and salary. Under the Alternativo Plan—Brasil Telecom, the contributions are limited to three times the ceiling benefit of the National Social Security Institute (INSS) and the participant also pays an entry fee depending on the age at which he/she joins the plan.

Actuarial Deficit of the Plans

The unamortized mathematical reserve, referring to the current value of the Company’s supplementary contribution, in view of the actuarial deficit of the plans managed by FBrTPREV, has a maximum settlement term of twenty years, starting January 2002, according to Circular 66/SPC/GAB/COA of the Secretariat for Pension Plans dated January 25, 2002. Of this maximum term determined, there remains twelve years for full payment.

The SPC authorized, through Administrative Rule 2792 of February 27, 2009, the transfer of the management of the Fundação BrTPREV benefits plan to Fundação Atlântico de Seguridade Social, an entity sponsored by the Oi Group, new Company controlling shareholder.

ASSISTANCE PLAN ADMINISTERED BY THE COMPANY

PAMEC-BrT—Health Care Plan for Supplementary Pension Beneficiaries (Defined Benefit).

Intended to provide health care for retirees and pensioners linked to the PBT-BrT Group, a pension plan managed by Fundação 14.

The contributions to PAMEC-BrT were fully paid in July 1998, through a single payment. However, as this plan is now managed by the Company, after the transfer of management by Fundação 14 in November 2007, there are no assets recognized to cover current expenses, and the actuarial obligation is fully recognized in the Company’s liabilities.

b.	Stock options plan for management and employees

An Extraordinary Shareholders’ Meeting held on November 6, 2007, approved a new general plan for granting stock options for management and employees of the Company and its subsidiaries, and, at the balance sheet date, the following plans were in effect, in accordance with their related approval dates.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Plan Approved on April 28, 2000

The rights vested through stock option grant documents in effect under this previously approved plan remain valid and effective, pursuant to the related terms and conditions agreed, and no new grants are allowed under this plan. At the balance sheet date, there were outstanding exercisable options, as described in the program below:

Program B

The options guaranteed by this plan are options settled in shares.

The exercise price was established by the managing committee based on the market price as of the grant date and will be adjusted by the IGP-M between the agreement execution date and payment date.

The changes in the balance of the stock options of this plan are summarized as follows:

	December 31, 2008		June 30, 2009
	Preferred share options	Average exercise price - R$	Preferred share options	Average exercise price - R$
Balance of outstanding options at beginning of year	256,855	16.88	79,512	19.04

Exercised options	(162,084)	17.01	—	—

Cancelled options	(15,259)	17.60	(41,932)	18.96

Balance of outstanding options at end of year	79,512	19.04	37,580	18.87

Balance of exercisable options at end of year	79,512	19.04	37,580	18.87

The right to exercise the option is vested in accordance with the terms and conditions below:

Grant					Adjusted exercise price (in Reais)	Options (in shares)
Grant		Lot	Exercisable as from	Exercise deadline
3ª	12/22/04	33%	12/22/05	12/31/11	18.87	12,527
		33%	12/22/06	12/31/11	18.87	12,527
		34%	12/22//07	12/21/11	18.87	12,526

The balance of the stock options represents 0.01% (0.01% as of December 31, 2008) of the total outstanding shares.

Assuming that the options will be fully exercised, the premiums on the related options, calculated under the Black&Scholes method on the grant date, payable to the Company, would total R$104 (R$219 as of December 31, 2008).

The fair value of the options granted was estimated on the grant date under the Black&Scholes options pricing model, based on the following assumptions:

12/21/04
Backing asset	13.64
Exercise price	17.30
Expected volatility	38.2%
Risk-free interest rate	8.4%
Expected life (in years)	2
Dividend yield	3.10%
Fair value on the grant date	2.76

Plan approved on November 6, 2007

The new plan authorizes the grant of stock options, allowing participants, under certain conditions, to purchase or subscribe, in the future, at a pre-defined amount, shares that are part of a stock option scheme called UP (Performance Unit), comprising preferred shares of the Company and common and preferred shares of its Parent Company. The amount of the UPs granted cannot exceed a maximum limit of 10% of the book value of each type of share of the Company.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The stock options programs tied to the said plan contained clauses that prescribed the acceleration of the vesting data in the event of a change in the direct or indirect shareholding control of the Company. With the change in control on January 8, 2009, the programs’ stock options were fully exercised. Program 1, totaling 2,817,324 PUs was settled for a total price of R$17,855. Program 2, regarding the grant of options on July 1, 2008, comprising 701,601 PUs was settled for a total price of R$4,446.

646,585 PUs of Program 2 were exercised, related to the grant made on July 1, 2007, settled through: (i) delivery of preferred shares held in treasury by the Company, for a total exercise price of R$3,572 and cost of R$2,487; and (ii) delivery of common and preferred shares of the parent company, which, however, are part of the Subsidiary's obligations, for a total exercise price of R$13,733 and fair value of R$17,108, plus R$130.

c.	Other Employee Benefits

Other benefits are granted to employees, such as: health/dental care, meal tickets, group life insurance, occupational accident allowance, sick pay, transportation allowance, among other benefits.

23.	Shareholders’ equity

a.	Capital

The issued and paid up capital stock is comprised of preferred shares and common shares, as shown in the table below:

	Common	Preferred	Subtotal	Treasury shares	Total
Number of shares as of December 31, 2006 (a)	249,597,050	311,353,241	560,950,291	(13,678,100)	547,272,191
Reverse split of shares	(1)	(1)	(2)	—	(2)

Number of shares as of December 31, 2007 (b)	249,597,049	311,353,240	560,950,289	(13,678,100)	547,272,189
Shares sold				226,700	226,700

Number of shares as of December 31, 2008 (b)	249,597,049	311,353,240	560,950,289	(13,451,400)	547,498,889
Shares sold				219,844	219,844

Number of shares as of June 30, 2009 (b)	249,597,049	311,353,240	560,950,289	(13,231,556)	547,718,733

(a)	In thousands of shares
(b)	In shares

The preferred shares held in treasury are excluded from the determination of the book value.

The Company is authorized to increase its capital, according to a resolution of the Board of Directors, up to the total limit of 800,000,000 common or preferred shares, in compliance with the legal limit of two thirds (2/3) for the issue of new preferred shares without voting rights.

By resolution of the Shareholders’ Meeting or Board of Directors’ Meeting, the Company’s capital can be increased through capitalization of retained earnings or reserves previously allocated for this purpose by the Shareholders' Meeting. Under these conditions, the capitalization may be performed without changing the amount of shares.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Capital is represented by common and preferred shares, with no par value, and the Company is not required to maintain the current proportion of these types of share on capital increases.

By resolution of the Shareholders’ Meeting or Board of Directors’ Meeting, the preemptive right on issuance of shares, warrants or debentures convertible into shares can be cancelled in the cases provided for in article 172 of the Brazilian Corporate Law.

Preferred shares do not have voting rights, except in the cases specified at paragraphs from 1 to 3 of article 12 of the By-laws, but are assured priority in the receipt of a minimum noncumulative dividend equivalent to the higher of 6% per year, calculated on the amount obtained after dividing capital by the total number of shares, and 3% per year, calculated on the amount obtained after dividing the accounting shareholders’ equity by the total number of shares.

b.	Treasury shares

The treasury shares derive from Stock Repurchase Programs carried out from 2002 to 2004. On September 13, 2004, a material event notice was disclosed on the last proposal approved by the Company’s Board of Directors for repurchase of preferred and common shares issued by the Company to be held in treasury, cancelled, or subsequently sold.

The number of treasury shares is as follows:

	December 31, 2008			June 30, 2009
	Preferred shares (in thousands)	Historical cost		Preferred shares	Historical cost
Balance at beginning of the year	13,678,100	154,692		13,451,400	152,129

Shares sold	(226,700)	(2,563	) (1)	(219,844)	(2,487	) (1)

Balance at end of the year	13,451,400	152,129		13,231,556	149,642

(1)	Equals the cost of the shares sold.

History cost of the purchase of treasury shares in (R$ per share)	12/31/2008	06/30/2009
Weighted average cost	11.31	11.31
Minimum	10.31	10.31
Maximum	13.80	13.80

Unit cost considers all stock repurchase programs.

Shares were sold in the year to comply with a Management and Employee Stock Option Program, whose amount was R$3,572 and represented a net gain of R$1,085, which was recorded in a capital reserve.

Market Value of Treasury Shares

The market value of the treasury shares at the balance sheet date was as follows:

	December 31, 2008	June 30, 2009
Number of common shares in treasury	13,451,400	13,231,556

Quotation per share on BOVESPA (R$)	13.64	13.05

Market value	183,477	172,672

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The costs of the purchase of treasury shares are recorded in a specific line account of shareholders’ equity.

The table below shows the deduction of the amount of treasury shares from the reserves used in the buyback:

	Share subscription premium		Other capital reserves
	06/30/2009	12/31/2008	06/30/2009	12/31/2008
Reserves account balance	458,684	458,684	126,372	125,287

Treasury shares	(99,822)	(99,822)	(49,820)	(52,307)

Balance, net of treasury shares	358,862	358,862	76,552	72,980

c.	Capital reserves

Capital reserves are recognized pursuant to the following practices:

Reserve for Share Subscription Premium: results from the difference between the amount paid on subscription and the amount allocated to capital.

Other Capital Reserves: consist of the contra entry of interest on works in progress incurred up to December 31, 1998 and the funds invested in income tax incentives prior to the beginning of 2008.

d.	Profit reserves

Profit reserves are recognized pursuant to the following practices:

Legal Reserve: allocation of five percent of the annual net income up to the limit of twenty percent of paid-up capital. This allocation is optional when the legal reserve plus the capital reserves exceeds 30 percent of capital. This reserve is only used for increasing capital or offsetting losses.

Investment Reserve: comprises the remaining balances of net income for the year, adjusted pursuant to article 202 of Law 6404/76 and allocated after the payment of dividends. The net income allocated to this reserve was fully allocated as retained earnings by the related Shareholders’ Meetings, in view of the Company’s investment budget and pursuant to article 196 of the Brazilian Corporate Law. Until the end of 2007, the net income retained for investments remained in the retained earnings line account, pursuant to article 8 of CVM Resolution 59/86. After Law 11638/37 came into effect, determining that no balances should remain under the retained earnings line account at the balance sheet date, said net income was transferred to this investment reserve.

e.	Dividends and Interest on Shareholders’ Equity

Dividends are calculated pursuant to the Company’s By-laws and the Brazilian Corporate Law. Mandatory minimum dividends are calculated in accordance with article 202 of Law 6404/76, and preferred or priority dividends are calculated pursuant to the Company’s By-laws.

By deliberation of the Board of Directors, the Company can pay or credit, as dividends, interest on shareholders´ equity pursuant to article 9, paragraph 7, Law 9249, of December 26, 1995. The

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

interest paid or credited will be offset against the annual mandatory minimum dividend, pursuant to article 43 of the By-laws

24.	Expansion plan contributions

The expansion plans (self-financing) were the means by which the telecommunications companies financed part of the network investments. With the issue of Administrative Rule No. 261/97 by the Ministry of Communications, this fund raising mechanism was discontinued and the existing amount of R$7,974 (R$7,974 as of December 31, 2006) derives from plans sold prior to the issue of said Administrative Rule, the corresponding assets to which are already incorporated to the Company’s fixed assets through the PCT (Community Telephony Plant). For reimbursement in shares, it is necessary to await a court decision on the suits filed by the interested parties. The balances related to expansion plan contributions as of December 31, 2007 and 2006, are classified as other liabilities in non-current liabilities.

25.	Related-parties transaction

Related-party transactions are carried out at prices and terms similar to those agreed with third parties and are summarized as follow:

a.	Parent company—Brasil Telecom Participações S.A.

Guarantees: (i) The parent company provides guarantees for loans and financing due by the Company to financial institutions. Up to the current quarter, the Company recorded expenses paid to its parent company in the amount of R$2,532 (R$6,302 in 2008) on the guarantee provided; and (ii) the parent company provides a guarantee for the Company related to insurance policies collateralizing contractual obligations (GOC), which totaled R$1,556 (R$104,021 as of December 31, 2008). Up to the end of the second quarter of 2008, the Company recorded operating expenses of R$125 related to this guarantee (R$129 as of December 31, 2008).

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Due from related parties: balance of the transactions above and also related to the sharing of resources. The balance receivable is R$1,056 (R$1,636 receivable as of December 31, 2008).

b.	Direct and indirect subsidiaries

	6/30/2009
	Brt Celular	BrT Call Center	BrTI	BrT Multimídia	VANT	BrT CS
Assets	52,404	48,600	1,156	7,060	1,859	7
Due from subsidiary—loan receivable (i)	—	34,800	—	—	—	—
Other assets	52,404	13,800	1,156	7,060	1,859	7

Liabilities	526,605	80,852	1,264	7,795	—	36,299
Loans and financing (ii)	492,560	—	—	—	—	—
Other liabilities	34,045	80,852	1,264	7,795	—	36,299

Income	103,397	3,407	1,388	6,161	722	166
Operating income	103,240	3,138	1,388	6,161	722	166
Financial income	157	269	—	—	—	—

Expenses	254,782	130,855	—	19,017	—	36,299
Costs and expenses	224,436	130,855	—	19,017	—	36,299
Financial expenses	30,346	—	—	—	—	—

Continues

… continued

	6/30/2009
	BrT SCS Bermuda	BrT of America	BrT Venezuela	iG Brasil	iG Part	Total
Assets	31	70	10	25,231	4	136,432
Due from subsidiary—loan receivable (i)	—	—	—	—	—	34,800
Other assets	31	70	10	25,231	4	101,632

Liabilities	7,883	2,659	—	6,562	—	669,919
Loans and financing	—	—	—	—	—	492,560
Other liabilities	7,883	2,659	—	6,562	—	177,359

Income	398	—	—	29,967	1	145,607
Operating income	398	—	—	29,967	1	145,181
Financial income	—	—	—	—	—	426

Expenses	—	5,479	—	10,509	—	456,941
Costs and expenses	—	5,479	—	10,509	—	426,595
Financial expenses	—	—	—	—	—	30,346

(i)	Loan agreement with subsidiary BrT Call Center, maturing on May 20, 2010 and which bears interest equivalent to the interbank rate (DI) compounded by spread of 4.0% per year.

(ii)	Loan agreement with subsidiary BrT Celular, maturing on April 16, 2010. This loan bears interest equivalent to the 101.75% of the DI rate.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

c.	Indirect Controlling Company—Telemar Norte Leste S.A.

Company transactions

The transactions conducted with TMAR refer to the provision of services and the assignment of means involving mainly interconnection and Industrial Exploration of Dedicated Line (EILD), as shown in the table below:

6/30/2009
Assets
Trade accounts receivable	6,039

Liabilities
Trade accounts payable	3,332

6/30/2009
Income
Service revenue	22,097

Costs and expenses
Cost of services	13,422

Transaction with BrT Celular

Subscribed debentures: On March 12, 2009, subsidiary Brasil Telecom Celular S.A. subscribed private, nonconvertible debentures, issued by TMAR, in the amount of R$300,000. These debentures mature in five years, on December 11, 2013. These debentures yield rate is equivalent to the DI Rate compounded by 4.0% per year. At the balance sheet date the adjusted amount of the debentures receivable was R$312,389, accounted for as financial income for the year of R$12,389.

d.	TNL PCS S.A. (“Oi Móvel”)

The transactions conducted with Oi Móvel, a subsidiary of TMAR, refer to the provision of services and the assignment of means involving mainly interconnection and EILD, as shown in the table below:

6/30/2009
Assets
Trade accounts receivable	1,731

Liabilities
Trade accounts payable	2,226

6/30/2009
Income
Service revenue	37,653

Costs and expenses
Cost of services	41,119

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

e.	Telemar Internet Ltda. (“Oi Internet”)

The transactions conducted with Oi Internet, subsidiary of TMAR, refer to services provided and, at the end of the quarter, resulted in an amount receivable of R$34, and operating income for the period totaled R$74.

f.	National Social and Economic Development Bank (BNDES)

Company contracts

The Company entered into a financing agreement with BNDES, controlling shareholder of BNDESPart, which holds 31.4% of the common share of Telemar Participações S.A., holding company of the Group, and is, therefore, a Company associate.

The balance payable by the Company at the balance sheet date, related to the BNDES financing was R$2,520,220. Up to the end of the quarter, the Company recorded financial expenses of R$111,181.

These loans, whose funds are being used to expand the network infrastructure (data, voice and image) and information technology, as part of the plan to ensure the compliance with the universal service and quality goals, and allow the consolidation of the Company as multi-provider of telecommunications services, are broken down below.

The Company contracted in August 2004 financing of R$1,014,074 with the BNDES, with actual borrowings of R$1,032,543, which bears interest equivalent to the TJLP plus 5.5% per year. Financing will be repaid in 60 monthly installments, which started in March 2006, the last maturing on February 15, 2011.

Also in August 2004, the Company contracted financing of R$253,519, with the BNDES, with actual borrowings of R$212,919, which bears interest equivalent to the UMBNDES plus 5.5% per year. This financing will be repaid in 60 monthly installments, from May 2006 to April 15, 2011.

The Company contracted in November 2006 financing of R$2,004,336, with actual borrowings of R$2,055,279, which bears interest equivalent to the TJLP plus 4.3% per year. This financing will be repaid in 60 monthly installments, from June 2009 to May 15, 2014.

Also in November 2006, the Company contracted financing of R$100,000, with actual borrowings of R$55,000, which bears interest equivalent to the TJLP plus 2.3% per year. This financing will be repaid in 60 monthly installments, from June 2009 to May 15, 2014.

BrT Celular Contract

BrT Celular contracted in March 2008 financing of R$259,100, with actual borrowings of R$259,376, to be used in the refurbishment of the cellular telephone network and increase traffic capacity, by implementing new services that will improve service quality to users. This financing bears interest pegged to TJLP, plus 3.52% per year. This financing will be repaid in 84 monthly installments, starting October 2010 until September 15, 2017. At the balance sheet date, the balance due by BrT Celular was R$260,938. Up to the end of the quarter, this subsidiary recorded financial expenses of R$12,330.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Management

Management Compensation

The compensation of the managers responsible for planning, managing and controlling the Company’s activities, including that of the members of the Board of Directors and Executive Board, is as follows:

	12/31/2008	06/30/2009
Salaries and other short-term benefits	49,579	6,868
Postemployment benefits	184	—
Employment termination benefits	6,875	1,364
Share-based compensation	16,743	—
Total	73,381	8,232

26.	Insurance

The Company has an insurance policy program for covering returnable assets, loss of profits and contractual guarantees, as established in the Concession Agreement entered into with the government, and civil liability for telephony service operations.

The assets, liabilities and interests covered by insurance are as follows:

Insurance line	Insured amount
	12/31/2008	06/30/2009
Operational risks and loss of profits	500,000	500,000
Fire—inventories;	40,000	40,000
Civil liability—Third parties (i)	145,075	195,160
Concession Warranty	94,601	98,291
Theft—inventories	2,282	2,372
General civil liability	20,000	15,000

There is also insurance coverage related to civil liability of management, supported by a policy of Brasil Telecom Participações S.A., related to the Parent Company and the Company, whose total amount is equivalent to US$90 million.

There is no insurance coverage for the optional civil liability, related to casualties with Company vehicles involving third parties.

27.	RISK ANALYSIS AND FINANCIAL INSTRUMENTS

Financial Risk Management

The activities of the Company expose it to several financial risks, such as: market risk (including currency risk, interest rate risk on fair value, interest rate risk on cash flows and price risk), credit risk and liquidity risk. The global risk management program focuses on the unpredictability of financial markets and seeks to mitigate potential adverse impacts on financial performance. The Company uses derivatives for certain risk exposures.

Risk management is carried out by the Company's treasury officer, in accordance with the policies approved by management. The treasury officer identifies, evaluates and covers financial risks together with the other business units of the Company. Management provides written guidelines

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

for global risk management, as well as policies addressing specific areas, such as foreign exchange rate and interest risk, credit risk, the use of derivatives and non-derivatives, and immediately liquid investments.

According to their nature, financial instruments may involve known or unknown risks, and the potential of these risks is important, in the best judgment. Therefore, there may be risks with or without guarantees depending on circumstantial or legal aspects.

a.	Fair Value of Financial Assets and Liabilities

The Company has evaluated the active market for or effective realizable values (fair values) of financial assets and liabilities by using available information and evaluation methodologies appropriate for each situation. The interpretation of market data as regards the choice of methodologies requires considerable judgment and the establishment of estimates to reach an amount considered appropriate to each situation. Therefore, the estimates presented many not necessarily indicate the amounts that could be obtained in the active market. The use of different hypotheses for fair value calculation may have a material impact on the amounts obtained.

The fair value of swap derivatives was calculated based on the future cash flows associated to each contract, discounted to the market rates in effect at the balance sheet date.

For securities traded in an active market, the fair value is equivalent to the amount of the last quotation available at the balance sheet date multiplied by the number of outstanding securities. For contracts whose current terms and conditions are similar to those originally contracted or which do not present quotation benchmarks, the fair values equal the carrying amounts.

The classes of assets and liabilities presented in this note were selected based on their materiality.

	December 31, 2008		June 30, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash and cash equivalents	1,478,558	1,478,558	1,297,428	1,297,428
Cash investments	561,867	561,867	316,568	316,568
Trade accounts receivable	2,210,090	2,210,090	2,092,393	2,092,393
Credits with related parties	—	—	312,389	331,083
Loans and financing	6,868	6,868	—	—
Derivatives	29,179	29,179	—	—
Other assets	236,075	236,075	263,145	263,145

Liabilities
Accounts payable and accrued expenses	2,060,414	2,060,414	1,362,004	1,362,004
Loans and financing	3,571,999	3,597,016	3,495,697	3,509,473
Debentures	1,091,906	1,058,712	1,090,719	1,113,079
Derivatives	222,073	222,073	237,238	237,238
Dividends/ interest on shareholders´ equity	424,022	424,022	329,674	329,674
Treasury shares	(152,129)	(183,477)	(149,642)	(172,672)
Other liabilities	894,594	894,594	971,935	971,935

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

b.	Financial Instruments per Category

The book balances of financial instruments per category are as follows:

	June 30, 2009
	Receivables, loans and liabilities at amortized cost	At fair value with gains and losses recognized in income (loss)	Total
Assets
Cash and cash equivalents	—	1,297,428	1,297,428
Cash investments	—	316,568	316,568
Trade accounts receivable	2,092,393	—	2,092,393
Credits with related parties	312,389	—	312,389
Other assets	263,145	—	263,145
Total	2,667,927	1,613,996	4,281,923

Liabilities
Accounts payable and accrued expenses	1,362,004	—	1,362,004
Loans and financing	3,495,697	—	3,495,697
Debentures	1,090,719	—	1,090,719
Derivatives	—	237,238	237,238
Dividends/ interest on shareholders´ equity	329,674	—	329,674
Treasury shares	(149,642)	—	(149,642)
Other liabilities	971,935	—	971,935
Total	7,100,387	237,238	7,337,625

	December 31, 2008
	Receivables, loans and liabilities at amortized cost	At fair value with gains and losses recognized in income (loss)	Total
Assets
Cash and cash equivalents	—	1,478,558	1,478,558
Cash investments	—	561,867	561,867
Trade accounts receivable	2,210,090	—	2,210,090
Loans and financing	6,868	—	6,868
Derivatives	—	29,179	29,179
Other assets	236,075	—	236,075
Total	2,453,033	2,069,604	4,522,637

Liabilities
Accounts payable and accrued expenses	2,060,414	—	2,060,414
Loans and financing	3,571,999	—	3,571,999
Debentures	1,091,906	—	1,091,906
Derivatives	—	222,073	222,073
Dividends/ interest on shareholders´ equity	424,022	—	424,022
Treasury shares	(152,129)	—	(152,129)
Other liabilities	894,594	—	894,594
Total	7,890,806	222,073	8,112,879

The Company had no financial instruments classified as held to maturity and available for sale at the balance sheet date.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

c.	Credit risk

The concentration of credit risk related to trade accounts receivables is immaterial due to the diversification of its portfolio and the monitoring controls applied. Doubtful receivables are adequately covered by an allowance for potential losses. (See note 10).

Transactions with financial institutions (short-term investments and loans and financing) are conducted with prime banks, avoiding concentration risks.

d.	Exchange rate risk

The Company has loans and financing denominated in foreign currency. The risk associated with these liabilities is related to the possibility of fluctuations in exchange rates that could increase their balances. The loans subject to this risk represent approximately 14.2% (16.7% as of December 31, 2008) of the total loan and financing liabilities, less the foreign exchange hedging transactions contracted. In order to minimize this type of risk, the Company has been entering into foreign exchange hedging contracts with financial institutions. Of the debt portion in foreign currency, 26.9% (60.5% as of 12/31/08) is hedged by exchange rate swap and US dollar options, and foreign currency-denominated cash investments. The unrealized positive or adverse effects on hedging transactions, under exchange rate swaps and US dollar options, are recorded in the statement of income as earnings or losses, according to the status of each contract.

Exchange rate exposure at the balance sheet date, at carrying amount and fair value, was as follows:

	December 31, 2008		June 30, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Derivatives	29,179	29,179	—	—
Total	29,179	29,179	—	—
Current assets	29,179	29,179	—	—

	December 31, 2008		June 30, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Liabilities
Loans and financing	779,932	763,571	645,075	658,731
Derivatives	222,073	222,073	237,238	237,238
Total	1,002,005	985,644	882,313	895,969
Current liabilities	230,773	230,150	261,996	262,825
Long-term liabilities	771,232	755,494	620,317	633,144

Derivatives

In accordance with investment policies approved by the Board of Directors in May 2007, the Company is allowed to enter into derivative transactions, without leverage, with prime financial institutions, in order to implement investment strategies and to hedge debts. The investment limits in derivative transactions cannot exceed 10% of the higher of Company’s total investments and total foreign-currency denominated debt exposed to exchange rate changes. Transactions of this type can only be entered into after being approved by management, in accordance with formally established procedures.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Internal controls are maintained to ensure timely monitoring of foreign exchange risks. Since the Company has derivative investments for debt hedge, the management and evaluation of the results from these transactions only consider the reduction or elimination of the effects of fluctuations in exchange rates on its debt.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The amounts of the derivatives are summarized as follows:

	Maturity	Notional amount			Fair Value		Accumulated effect – current period
							Amount payable	Amount payable
		12/31/2008		06/30/2009	12/31/2008	06/30/2009	12/31/2008	06/30/2009
Swap contracts
Asset position
Foreign currency—yen (i)	Set/09 to Mar/11		280,703	222,515	277,774	177,412	277,774	177,412

Liability position
Interest rate—Interbank Certificate of Deposit (CDI) (i)	Set/09 to Mar/11		(280,703)	(222,515)	(499,428)	(414,650)	(499,428)	(414,650)
Net amount			—	—	(221,654)	(237,238)	(221,654)	(237,238)

Options contracts
Holder position—Call
Foreign currency—dollar (i)	Feb/09	US$	80,000	—	29,179	—	—	—
Writer position—Put
Foreign currency—dollar (ii)	Feb/09	(US$	64,000)	—	(419)	—	(419)	—

(i)	Yen to CDI Swap (Plain Vanilla)

In 2004, the Company entered into foreign exchange swap transactions (plain vanilla) in order to hedge cash flows related to its yen-denominated liabilities with final maturity in March 2011. Under these contracts, the Company has an asset position in yens, plus fixed interest rate, and a liability position tied to a percentage of a one-day interest rate (CDI), thus hedging against the foreign exchange fluctuation risk of the yen against the Brazilian real, which in effect represented a swap of yen cost of +1.92% per year with an average weighted rate of 95.9% at the balance sheet date. Such contracts were entered into with the following prime financial institutions: Citibank N.A.—Brazilian branch, Citibank DTVM S.A., Banco Citibank S.A., Banco JP Morgan S.A. and Banco Santander Brasil S.A. These transactions were duly registered at the Clearinghouse for the Custody and Financial Settlement of Securities (CETIP S.A.) and there is no required guarantee margin on these contracts.

As the asset flows of swap contracts will be fully offset against the liability flows of the yen-denominated debt, the Company considers that the risk of being in default with a one-day interest rate (CDI) is an increase in the CDI.

(ii)	US Dollar Options

The Company contracted US dollar options to partially hedge cash flows from its foreign currency-denominated debts (Notes issued in February 2004). These transactions involve the purchase of call options fully financed by the sale of put options, and an identical exercise price for both transactions. Such contracts were entered into with the following prime financial institutions: Banco Santander Brasil S.A., Banco JP Morgan S.A., Banco Citibank S.A., HSBC Bank Brasil S.A.—Banco Múltiplo and Banco Alfa de Investimentos S.A. These transactions were duly registered at the Clearinghouse for the Custody and Financial Settlement of Securities (CETIP S.A.) and mature in February 2009. There is no required guarantee margin on these contracts.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Sensitivity Analysis of Exchange Rate Changes

At the balance sheet date, management estimated the probable scenario of depreciation of the Brazilian real against other currencies based on the closing dollar exchange rate (sell PTAX). The same US dollar rate at the balance sheet date was used for the probable scenario rate. The probable rate was then depreciated by 25% and 50%, serving as a parameter for the possible and remote scenarios, respectively.

	Exchange Rate Scenarios
	Probable scenario		Possible scenario		Remote scenario
	Benchmark rate	Depreciation	Benchmark rate	Depreciation	Benchmark rate	Depreciation
Dollar	1.95	0.0%	2.44	25%	2.93	50%
Yen	0.20	0.0%	0.03	25%	0.03	50%
Cesta	0.04	0.0%	0.05	25%	0.06	50%

As of June 30, 2009, management estimated a future outflow for the payment of interest and principal of its debts pegged to foreign exchange rates based on interest rates prevailing at balance sheet date and the foreign exchange rates above, also assuming that all interest and principal payments would be made on scheduled maturity dates. The impact of hypothetical devaluation of the Brazilian real in relation to other currencies can be measured by the difference in the future flows in the possible and remote scenarios compared to the probable scenario, where there is no estimate of devaluation. Such sensitivity analysis considers payment outflows in future dates. Thus, the sum of the amounts for each scenario is not equivalent to the fair value, or even the present value of liabilities.

Transaction	Individual risk	Future payment outflows by period
		Up to 1 year	1 to 3 years	3 to 5 years	Total
Probable scenario
US dollar debts	Increase in dollar rate	50,287	89,875	474,613	614,775
Yen debts	Increase in yen rate	92,222	89,487	—	181,709
Derivatives (net position—yen)	Decrease in yen rate	(90,326)	(88,626)	—	(178,952)
Currency basket debts	Increase in currency basket rate	35,685	27,378	—	63,063
Total pegged to exchange rate		87,868	118,114	474,613	680,595
Possible scenario
US dollar debts	Increase in dollar rate	62,859	112,344	593,266	768,469
Yen debts	Increase in yen rate	115,278	111,859	—	227,137
Derivatives (net position—yen)	Decrease in yen rate	(112,908)	(110,783)	—	(223,691)
Currency basket debts	Increase in currency basket rate	44,606	34,223	—	78,829
Total pegged to exchange rate		109,835	147,643	593,266	850,744
Remote scenario
US dollar debts	Increase in dollar rate	75,431	134,813	711,920	922,164
Yen debts	Increase in yen rate	138,333	134,231	—	272,564
Derivatives (net position—yen)	Decrease in yen rate	(135,489)	(132,939)	—	(268,428)
Currency basket debts	Increase in currency basket rate	53,528	41,067	—	94,595
Total pegged to exchange rate		131,803	177,172	711,920	1,020,895
Impacts
Possible scenario—probable scenario		21,967	29,529	118,653	170,149
US dollar		12,572	22,469	118,653	153,694
Yen		474	215	—	689
Currency basket		8,921	6,845	—	15,766
Remote scenario—probable scenario		43,935	59,058	237,307	340,300
US dollar		25,144	44,938	237,307	307,389
Yen		948	431	—	1,379
Currency basket		17,843	13,689	—	31,532

Note: There are no outflows in periods higher than five years.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The fair value of instruments subject to foreign exchange risk would be impacted as follows in the estimated scenarios:

Impacts on fair value of liability instruments
Transaction	Risk	Balance at 06/30/2009
Probable scenario
US dollar debts	Increase in dollar rate	433,856
Yen debts	Increase in yen rate	176,331
Derivatives (net position—yen)	Decrease in yen rate	(177,411)
Currency basket debts	Increase in currency basket rate	58,470
Total pegged to exchange rate		491,246
Possible scenario
US dollar debts	Increase in dollar rate	542,320
Yen debts	Increase in yen rate	220,413
Derivatives (net position—yen)	Decrease in yen rate	(221,764)
Currency basket debts	Increase in currency basket rate	73,088
Total pegged to exchange rate		614,057
Remote scenario
US dollar debts	Increase in dollar rate	650,784
Yen debts	Increase in yen rate	264,496
Derivatives (net position—yen)	Decrease in yen rate	(266,117)
Currency basket debts	Increase in currency basket rate	87,706
Total pegged to exchange rate		736,869

Impacts
Possible scenario—probable scenario		122,811
US dollar		108,464
Yen		(271)
Currency basket		14,618
Remote scenario—probable scenario		245,623
US dollar		216,928
Yen		(541)
Currency basket		29,236

e.	Interest rate risk

Assets

Cash equivalents and financial investments in local currency are kept in financial investment funds (FIFs) exclusively managed for the Company and investments in its own portfolio of private securities (floating rate bank certificates of deposit–CDBs) issued by prime financial institutions.

The Company has also granted a loan to the company that manufactures telephone directories, which earns interest based on the IGP-DI (General Price Index–Domestic Supply). The Company also has fixed income securities (CDBs) invested in Banco de Brasília S.A., related to the guarantee for the credit incentive granted by the government of the Federal District, under the “Program for Economic Sustainable Development in the Federal District” (PRO-DF), which earn interest from 94% to 97% of the SELIC interest rate.

The interest rate risk linked to such assets arises from the possibility of fluctuations in these rates and consequent decrease in return on these assets.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

These assets are presented in the balance sheet as follows:

	Carrying amount and fair value
	12/31/2008	06/30/2009
Assets
Cash equivalents	1,310,720	1,159,862
Cash investments	561,867	316,568
Loans and financing	—	312,389
Other assets	12,299	13,363
Total	1,884,886	1,802,182
Current	1,874,345	1,478,693
Long-term	10,541	323,489

Liabilities

The Company has loans and financing in local currency subject to the following indexes: Long-term Interest Rate (TJLP), Monetary Unit of the National Bank for Economic and Social Development (UMBNDES), Interbank Certificate of Deposit (CDI) and General Price Index—Domestic Supply (IGP-DI), as well as financing in foreign currency subject to the YEN LIBOR and LIBOR indexes. It also has a CDI exposure arising from swap contracts, the purpose of which is to hedge its yen-denominated liabilities, as mentioned in note 27.d. There are no other derivative transactions to hedge the liabilities against the interest rate risk.

Furthermore, the Company issued public debentures, not convertible into or exchangeable for shares. These liabilities were contracted at an interest rate pegged to the CDI.

The risk inherent to these liabilities arises from the possibility of fluctuations in those rates. However, the Company continuously monitors the market rates to evaluate the possibility of entering into derivative contracts to hedge against the risk of fluctuations in these rates.

Sensitivity Analysis of Interest Rate Changes

The Company understands that the most significant risk related to interest rate changes arises from its liabilities subject to the CDI and TJLP. The risk is associated to an increase in those rates.

At the balance sheet date, management estimated a probable scenario of changes in interbank deposit rates (DIs) and TJLP. The rates prevailing at the balance sheet date were used in the probable scenario. These rates have been stressed by 25% and 50%, and used as benchmark for the possible and remote scenarios.

Interest exchange rate scenario
Probable scenario		Possible scenario		Remote scenario
CDI	TJLP	CDI	TJLP	CDI	TJLP
8.96% p.a.	6.25% p.a.	11.20% p.a.	7.81% p.a.	13.44% p.a.	9.38% p.a.

As of June 30, 2009, management estimated a future outflow for the payment of interest and principal of its debts pegged to CDI and TJLP based on the interest rates above, also assuming that all interest and principal payments would be made on scheduled maturity dates. The impact of hypothetical increase of interest rates can be measured by the difference in the future flows in the possible and remote scenarios compared to the probable scenario, where there is no estimate of increase. Such sensitivity analysis considers payment outflows in future dates. Thus, the aggregate of the amounts for each scenario is not equivalent to the fair value, or even the present value of these liabilities. The fair value of these liabilities, should the Company’s credit risk remain unchanged, would not be impacted in the event of fluctuations in interest rates, as the interest rates used to estimate future cash outflows would be the same which adjust such flows to present value.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Additionally, the Company has cash equivalents and short-term investments in floating rate securities whose yield would also increase in the possible and remote scenarios, thus offsetting part of the impact of the increase of interest rates on debt payment outflows. However, as the estimated maturities are different from the maturities of financial liabilities, the impact of the scenarios on such assets has not been considered. The balances of cash equivalents and short-term investments are disclosed in notes 9 and 10.

Future interest payment outflows by period
Transaction	Individual risk	Up to 1 year	1 to 3 years	3 to 5 years	Above 5 years	Total
Probable scenario
CDI pegged debts	CDI increase	134,417	223,427	43,780	—	401,624
Derivatives (net position–CDI)	CDI increase	107,183	121,538	—	—	228,721
TJLP pegged debts	TJLP increase	242,598	305,329	119,835	20,842	688,604
Total pegged to interest rates		484,198	650,294	163,615	20,842	1,318,949
Possible scenario
CDI pegged debts	CDI increase	156,100	262,597	51,449	—	470,146
Derivatives (net position–CDI)	CDI increase	109,265	128,300	—	—	237,565
TJLP pegged debts	TJLP increase	249,150	344,560	180,402	35,293	809,405
Total pegged to interest rates		514,515	735,457	231,851	35,293	1,517,116
Remote scenario
CDI pegged debts	CDI increase	177,551	301,376	59,041	—	537,968
Derivatives (net position–CDI)	CDI increase	111,331	135,124	—	—	246,455
TJLP pegged debts	TJLP increase	255,670	384,436	243,730	51,012	934,848
Total pegged to interest rates		544,552	820,936	302,771	51,012	1,719,271

Impacts
Possible scenario–probable scenario		30,317	85,163	68,236	14,451	198,167
CDI		23,765	45,932	7,669	—	77,366
TJLP		6,552	39,231	60,567	14,451	120,801
Remote scenario–probable scenario		60,354	170,642	139,156	30,170	400,322
CDI		47,282	91,535	15,261	—	154,078
TJLP		13,072	79,107	123,895	30,170	246,244

f.	Liquidity Risk

The cash flows from operations and third-party financing are used by the Company to defray capital expenses on the expansion and modernization of the network, payment of dividends, prepayment of debts and investments in new businesses.

g.	Risk of Early Maturity of Loans and Financing

The nonperformance of debts in some consolidated debt instruments of the Company and its subsidiaries can typify the accelerated maturity of other debt instruments. The impossibility to incur in new debts might prevent such companies from investing in their business and incur in required or advisable capital expenditures, which would reduce future sales and adversely impact their profitability. Additionally, the funds necessary to meet the payment commitments of the loans taken can reduce the amount of funds available for capital expenditures.

If the covenants set out in the agreement between the Company and JBIC are not met in the period ending September 30, 2009 and if JBIC does not waive this right, the Company might be required to settle the debt. Non-settlement represents an agreement default event, which could result in default events and or the acceleration of maturity of other financing and loans. If a default event occurs, the entire debt under agreements encompassing cross-default clauses would be classified as short-term liabilities which, as of June 30, 2009, totaled R$3,867,074.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

h.	Risks Related to Contingencies

Contingencies are assessed according to probable, possible or remote loss risk. The contingencies for which an unfavorable outcome is regarded as probable are recorded in liabilities. Details on these risks are presented in note 21.

i.	Regulatory risk

Regulatory risks are related to the STFC activity, which is the most important sector in which the Company operates.

Concession Agreements

The Company has entered into local and domestic long distance concession agreements with ANATEL, effective from January 1, 2006 to December 31, 2025. These agreements, which provide for revisions on a five-year basis, in general have a higher degree of intervention on management of the businesses and several provisions defending the consumer’s interests, as understood by the regulatory agency. The main highlights are:

(i)	The public concession fee is defined as 2% of income net of taxes, calculated every two years, starting 2006, and the first payment was made on April 30, 2007. This will occur successively until termination of the concession. This calculation method, as regards its accrual, corresponds to 1% for each fiscal year;

(ii)	The definition of new universal service goals, particularly the mandatory offer of the AICE (Special Class Individual Access), and the installation of network infrastructure for connection to high-capacity access networks;

(iii)	The Regulatory Agency can impose alternative mandatory offer plans;

(iv)	Introduction of the Regulatory Agency’s right to intervene in and change the concessionaire’s agreements with third parties;

(v)	Classification of the parent company’s, subsidiary’s, associate’s and third parties’ assets, indispensable for the concession, as returnable assets; and

(vi)	Establishment of a users’ council in each concession.

Interconnection tariffs are defined as a percentage of the public local and domestic long distance tariff until the effective implementation of a cost model by service/modality, which is scheduled for 2009, pursuant to the models defined by the Separation and Accounting Allocation Regulations (Resolution 396/05).

Approval of the New General Granting Plan

ANATEL published, on June 17, 2008, Public Consultation 23, addressing the Proposal for Revision of the General Granting Plan (“PGO”) of Services Provided under Public Concession. Society in general could express its views on the proposal up to August 1, 2008, the date on which the deadline for submitting said public consultation expired.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

On October 16, 2008, ANATEL’s Executive Board approved the final wording of the new General Granting Plan (“PGO”), which adopted the following main action lines:

(i)	Maintenance of the current PGO’s regions;

(ii)	Elimination of the operating restrictions on groups with concessionaries in more than one region of the PGO;

(iii)	Restriction to holding more than one concession of the same STFC type in the same Region of the PGO or in a portion of it by the same Group;

(iv)	Obligation that groups controlling concessions in more than one region operate in the other regions of the PGO, in the manner prescribed by the General Plan for Competition Targets (PGMC), and comply with other rules established by ANATEL, in order to ensure competition, prevent economic concentration and safeguard the performance of the concession agreements; and

(v)	Maintenance of the regional contiguity concept.

The General Plan for Telecommunications Regulation Updates (PGR) was also approved, establishing regulatory targets for increasing competition.

The Proposal for the Revision of the PGO was approved by ANATEL’s Executive Board and submitted to the Ministry of Communications (“MC”). The Ministry of Communications, in turn, after analyzing the content of the proposal, submitted it to the Civil Office in the form of a decree, which was approved by the president and subsequently enacted as Decree 6654, of November 20, 2008, published in the Federal Official Gazette on November 21, 2008.

Upon enactment of Decree 6654, which approved the new General Granting Plan (“PGO”), the acquisition of the control of a concessionaire engaged in the provision of switched telephony services by another concessionaire engaged in the same type of service, but operating in a different Region, is now permitted, but subject to prior approval by ANATEL.

On December 19, 2008, Act 7828 was issued by ANATEL, whereby the Executive Board granted prior approval for the subsequent corporate acts regarding the merger of the companies or the merger of the shares of the companies Invitel S.A., Solpart Participações S.A. and Brasil Telecom Participações S.A. into Telemar Norte Leste S.A. As disclosed by Telemar Norte Leste S.A. in a material event notice dated April 25, 2008, this corporate restructuring will comprise, among other acts, the downstream merger of BrT Part into the Company, pursuant to article 230 of the Brazilian Corporate Law, followed by the merger of shares of the Company, pursuant to article 252 of said law, into a subsidiary of Telemar, and its subsequent merger, pursuant to article 230, into Telemar. As part of said Law, Telemar and the providers of public utility telecommunications services included in its corporate group, as approved by this Law, should fully comply with the regulations established by ANATEL, under the terms and conditions provided for by the appendix to the Law. Among these regulations, the following are to be highlighted:

•

To increase, to 2010, the number of municipalities connected to the telecommunications infrastructure by optical fiber cables in Regions I and II of the General Concession Plan (“PGO”), by 100 municipalities, in addition to the municipalities connected on October 31, 2008, as well as to connect, to December 31, 2015, another 200 municipalities, fulfilling an average inclusion target of 40 municipalities per year.

•

To commercially offer broadband Internet access in all the municipalities of Regions I and II of the PGO which start to rely on the backhaul facility, in compliance with Decree 6424, of April 7, 2008, providing a minimum transmission speed of 150 kbps.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

•

To implement and make available switched Internet access, under the local STFC modality, in 56% of the 2995 municipalities of Region I of the PGO, in compliance with certain terms and conditions, by December 31, 2011.

•	To offer in Region II of the PGA-SMP the same conditions which are currently offered in Region I of PGA-SMP, by December 31, 2009.

•

To make, within the next ten years, investments in Research and Development (R&D) – at annual amounts corresponding to up to 100% of the total transferred to the Fund for Technical Development of Brazilian Telecommunications (FUNTTEL), complying with a minimum limit of 50%, and the remaining 50% is conditioned upon proportional release by the government.

•

To maintain or reduce the service percentage through Special Industrial Exploitation of Dedicated Lines (EILD) in relation to the total EILD requests in Region II, presented by Brasil Telecom S.A., prior to the performance of said transaction.

•

To maintain the consolidated number of jobs in the Company and its subsidiaries, including Brasil Telecom S.A. and its subsidiaries, until at least April 25, 2011, using as reference the number of jobs existing in said companies on February 1, 2008.

•

To conclude, within a maximum term of 12 months, in association with ANATEL, actions aimed at resolving the administrative proceedings of noncompliance with obligations relating to the standardization and quality of the services in progress at the Agency, in order to better serve the consumer.

The step subsequent to the Prior Approval is the filing of the proceeding by ANATEL with the Economic Defense Council (CADE) for analysis.

28.	Subsequent events

Corporate Restructuring

Telemar Norte Leste S.A. (“Telemar”) or (“TMAR”), indirect parent of the Company, started the first phase of the corporate restructuring process of the Company and Brasil Telecom Participações S.A. to streamline the control structure and use the synergies between activities to increase operating efficiency.

On December 19, 2008, the National Telecommunications Agency (ANATEL) issued Act 7828, whereby the Executive Board granted prior approval for the subsequent corporate acts regarding the merger of the companies or the merger of the shares of the companies Invitel, Solpart and Brasil Telecom Participações S.A. by TMAR.

For this purpose, on June 23, 2009 TMAR conducted mandatory tender offers (“OPAs”) of the common shares of Brasil Telecom Participações S.A. and the Company, duly registered with the CVM pursuant to the Mandatory OPAs registration requirements. The mandatory tender offers assured the payment to non–controlling shareholders of a minimum price equal to 80% of the price paid for the control bloc shares, R$61.63 for Brasil Telecom Participações S.A.’s shares and R$57.76 for the Company’s shares, adjusted by the declared proceeds and the fluctuation of the average daily interbank deposit rate (CDI) from January 1, 2008 until the bid settlement date, resulting in the amounts of R$64.71 and R$60.64, respectively.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

In accordance with the Material Fact disclosed on July 15, 2009 and the amendment to this Material Fact issued on July 21, 2009, the first phase of the corporate restructuring was undertaken on July 31, 2009 and consisted of series of mergers, carried out pursuant to Articles 230 and 252 of the Brazilian Corporate Law by subsidiaries of TMAR, as described below.

(i)	merger of Invitel by its subsidiary Solpart, with absorption of the equity of Invitel by Solpart and the resulting termination of Invitel.

The net assets of Invitel merged by Solpart totaled R$384,309, without resulting in a capital increase of Solpart; the amount was fully recorded under a capital reserve, as set out in Article 200 of the Brazilian Corporate Law.

As a result of the merger of Invitel, 0.0005583097 Solpart common shares were attributed for each Invitel common share and 0.0020717787 Solpart preferred shares were attributed for each Invitel preferred share (substitution ratio).

Invitel’s treasury shares were canceled with the merger. Solpart did not have any treasury shares.

(ii)	merger of Solpart by its parent Copart 1, with absorption of the equity of Solpart by Copart 1 and the resulting termination of Solpart.

The net assets of Solpart merged by Copart 1 totaled R$23,900, without resulting in a capital increase of Copart 1; the amount was fully recorded under a capital reserve, as set out in Article 200 of the Brazilian Corporate Law.

(iii)	merger of Copart 1 by Brasil Telecom Participações S.A., with absorption of the equity of Copart 1 by Brasil Telecom Participações S.A., through which Coari, holder of all the shares of Copart 1, received Brasil Telecom Participações S.A. shares in substitution for its Copart 1 shares, which was terminated.

The net assets of Copart 1 merged by Brasil Telecom Participações S.A. totaled R$3,973,694, without resulting in a capital increase of Brasil Telecom S.A.; the amount was fully recorded under a capital reserve, as set out in Article 200 of the Brazilian Corporate Law.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

As a result of the merger of Copart 1, 0.0109674283 Brasil Participações Telecom S.A. common shares were attributed for each Copart 1 common share and 0.00691600894 Brasil Participações Telecom S.A. preferred shares were attributed for each Copart 1 preferred share (substitution ratio).

Brasil Telecom Participações S.A. holds 1,480,800 common shares in treasury, which have been kept in treasury.

(iv)	merger of Copart 2 by the Company, with absorption of the equity of Copart 2 by the Company, through which Coari, holder of all the shares of Copart 2, received Company shares in substitution for its Copart 2 shares, which was terminated.

The net assets of Copart 2 merged by the Company totaled R$369,164, without resulting in a capital increase of the Company; the amount was fully recorded under a capital reserve, as set out in Article 200 of the Brazilian Corporate Law.

As a result of the merger of Copart 2, 0.0005041618 Company common shares were attributed for each Copart 2 common share and 0.0471152627 Company preferred shares were attributed for each Copart 2 preferred share (substitution ratio).

Copart 2 did not have treasury shares. The Company holds 13,231,556 own preferred shares in treasury, which have been kept in treasury.

All appraisals of the equities and net assets of the merged companies have been conducted by specialized companies, in compliance with Articles 226 and 227 of the Brazilian Corporate Law, based on book values as of May 31, 2009, adjusted by corporate events that occurred from this date to the mergers’ date (July 31, 2009) and the most significant subsequent events. Other changes in financial position have been recorded by the merging company.

As required by Law 6404/76 (Brazilian Corporate Law), the mergers have been submitted to and approved by the shareholders of Invitel, Solpart, Copart 1, Copart 2, Brasil Telecom Participações S.A. and the Company, at the Shareholders’ Meetings of said companies held on July 31, 2009.

The shareholding structure of Brasil Participações Telecom S.A. and the Company after the takeover bids and the first phase of the corporate restructuring is as follows:

Shareholding structure – Brasil Telecom Participações S.A.
Shareholder	Common shares	%	Preferred shares	%	Total	%
Coari	121,545,213	90.68%	76,645,842	33.33%	198,191,055	54.45%
Minorities	11,005,675	8.21%	153,291,683	66.67%	164,297,358	45.14%
Treasury shares	1,480,800	1.11%	—	0.00%	1,480,800	0.41%

Total	134,031,688	100.00%	229,937,525	100.00%	363,969,213	100.00%

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Shareholding structure – Brasil Telecom S.A.
Shareholder	Common shares	%	Preferred shares	%	Total	%
BRTP	247,317,180	99.09%	120,911,021	38.83%	368,228,201	65.64%
Coari	630,872	0.25%	58,956,665	18.94%	59,587,537	10.62%
Minorities	1,648,997	0.66%	118,253,998	37.98%	119,902,995	21.38%
Treasury shares	—	0.00%	13,231,556	4.25%	13,231,556	2.36%

Total	249,597,049	100.00%	311,353,240	100.00%	560,950,289	100.00%

The goodwill originally recorded by Copart 1 and merged by Brasil Telecom Participações S.A. arises partly from the merger of Solpart by Copart 1 and partly from the merger of Invitel by Solpart, in the total nominal amount of R$8,235,520, related to the acquisition of 100% of the shares of Invitel and 35.52% of the shares of Brasil Telecom Participações S.A. Recorded goodwill is based on the appreciation of the property, plant and equipment and the Switched Fixed Telephony Services (STFC) concession right of the Company. As a result of the merger of Copart 1 by Brasil Telecom Participações S.A., goodwill will be amortized in books by the Company pursuant to prevailing tax and accounting legislation, and will not generate any tax utilization in the first phase of the corporate restructuring.

The goodwill originally recorded by Copart 2 and merged by the Company, in the amount of R$737,664, arises from the acquisition of 10.62% of the shares of Brasil Telecom S.A. and is based on the appreciation of the property, plant and equipment and the Switched Fixed Telephony Services (STFC) concession right of the Company. As a result of the merger of Copart 2 by the Company, goodwill will be amortized in books by the Company, pursuant to prevailing tax and accounting legislation, and will generate tax utilization.

As disclosed by TMAR in a material fact of April 25, 2008, there will be a second phase of the corporate restructuring that will involve the following stages:

i)	Stage 2: merger of Brasil Telecom Participações S.A. by the Company with the absorption of Brasil Telecom Participações S.A.’s equity by the Company and resulting termination of Brasil Telecom Participações S.A., which will transfer its shareholders to the Company.

ii)	Stage 3: merger of the Company’s shares by Coari, subsidiary of TMAR, to transform Brasil Telecom S.A. into a wholly-owned subsidiary of Coari (“Merger of Brasil Telecom S.A.’s Shares”).

iii)	Stage 4: merger of Coari by Telemar, with absorption of the equity of Coari by Telemar and resulting termination of Coari, which will transfer Coari shareholders to Telemar (“Merger of Coari”).

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The resulting corporate structure after Stage 2 is as follows:

ON—Registered common shares; PN—Registered preferred shares.

Under the U.S. Securities Act of 1993, the merger of the Company (Stage 2) is subject to the registration of the shares to be issued by Brasil Participações Telecom S.A. The shareholders’ Meetings of Brasil Telecom Participações S.A. and the Company, which will decide on the Merger of Brasil Telecom Participações S.A., will be called in due time and should be held within approximately 30 days after the Registration Statement of such shares is declared effective by the Securities and Exchange Commission (SEC).

Except for what has been previously disclosed, the structure and the terms and conditions of the Merger of the Company’s Shares (Stage 3) and the Merger of Coari (Stage 4) are subject to breakdowns based on analyses and studies that are being carried out by the companies’ managements, and the completion of the preparatory documents necessary to obtain the approval of the listing of Coari and Telemar shares in the New York Stock Exchange and the registration of such shares with the Securities and Exchange Commission (SEC) and the São Paulo Stock and Mercantile Exchange BM&FBOVESPA.

On August 7, 2009, the Supervisory Boards and the management of the Company and Brasil Participações Telecom S.A. approved the merger of Brasil Participações Telecom S.A. by the Company.

29.	Summary of the differences between Brazilian GAAPand US GAAP

The consolidated financial statements of the Company have been prepared in accordance with Brazilian GAAP, which differs in certain significant respects from US GAAP.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The set of practices and standards that governs accounting records and financial statement preparation in accordance with Brazilian GAAP changed as from the fiscal year ended December 31, 2007 (see note 2). However, the changes have been applied to financial statements for the year ended December 31, 2008. During 2008, the interim financial statements were originally presented according to the previous accounting practices. For purposes of consistency with the current accounting practices, comparative information for the prior year is being presented, when applicable.

The following is a summary of the significant policies and adjustments to net income and shareholders’ equity required when reconciling such amounts recorded in the consolidated financial statements to the corresponding amounts in accordance with US GAAP, considering the significant differences between Brazilian GAAP and US GAAP:

a.	Different criteria for capitalizing and amortizing capitalized interest

Until December 31, 1993, capitalized interest was not added to the individual assets in property, plant and equipment; instead, it was capitalized separately and amortized over a period different from the estimated useful lives of the related assets. Under US GAAP, capitalized interest is added to the individual assets and is amortized over their estimated useful lives.

Also, under Brazilian GAAP, as applied to companies in the telecommunications industry, interest attributable to construction-in-progress was calculated, up to December 31, 1998, at the rate of 12% per annum of the balance of construction-in-progress and that part which related to interest on third party loans was credited to interest expense based on actual interest costs with the balance relating to self-funding being credited to capital reserves. Starting 1999, Brazilian GAAP required capitalization of interest on loans specifically related to financing of construction in progress, and interest on self-financing is no longer allowed.

Under US GAAP, in accordance with the provisions of Statements of Financial Accounting Standards (“SFAS”) 34, “Capitalization of Interest Cost”, interest incurred on borrowings is capitalized to the extent that borrowings do not exceed the balances of construction-in-progress. The credit is a reduction of interest expense and should not exceed the amount charged to the Statement of Operations. Under US GAAP, the amount of interest capitalized excludes the monetary gain associated with the borrowings and the foreign exchange gains and losses on foreign currency borrowings.

The effects of these different criteria for capitalizing and amortizing capitalized interest are as follows:

	06/30/2008	06/30/2009
Capitalized Interest difference
US GAAP Capitalized Interest:
Interest capitalized under US GAAP	15,825	31,765
Accumulated capitalized interest on disposals	(5,327)	(9,906)

	10,498	21,859

Less Brazilian GAAP Capitalized Interest:
Interest capitalized under Brazilian GAAP	(10,965)	(20,698)
Accumulated capitalized interest on disposals	6,974	12,744

Total capitalized interest under Brazilian GAAP	(3,991)	(7,954)

US GAAP Difference	6,507	13,905

Amortization of capitalized interest difference
Amortization under Brazilian GAAP	66,229	70,234
Less: Amortization under US GAAP	(155,544)	(149,544)
Accumulated amortization on disposals	(1,534)	(2,531)

US GAAP Difference	(90,849)	(81,841)

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

b.	Dividends and interest on shareholders’ equity

Although under Brazilian GAAP proposed dividends require approval at a shareholders’ meeting, under Brazilian GAAP they are accounted for in the consolidated financial statements in anticipation of their approval by the shareholders’ meeting. Distributions characterized as interest on shareholders’ equity as well as minimum compulsory dividends are accrued for under both Brazilian GAAP and US GAAP. Any excess of proposed dividends over either the minimum compulsory dividend or distributions characterized as interest on shareholders’ equity would not be accounted for under US GAAP, if such proposed dividends are subject to approval at the annual Shareholders’ Meeting. In 2009 and 2008 the proposed dividends did not exceed minimum compulsory dividends.

c.	Pensions and other post-retirement benefits

Refer to Note 30.a for a discussion of differences between Brazilian GAAP and US GAAP as they relate to pensions and other post-retirement benefits. For purposes of the US GAAP reconciliation, the provisions of SFAS 87, “Employers’ Accounting for Pensions” (“SFAS 87”) and SFAS 106, “Employers’ Accounting for Post-retirement Benefits Other than Pensions” (“SFAS 106”) have been applied. The provisions of SFAS 87 were applied with effect from January 1, 1992 because it was not feasible to apply them from the effective date specified in the standard.

Under Brazilian GAAP, the Company adopted CVM Deliberation 371 during the year ended December 31, 2001 and recorded an adjustment to opening shareholders’ equity amounting to R$328,381, net of R$162,362, which was recorded as deferred income tax on provision for pension. This adjustment was reversed for US GAAP purposes, since all effects of pensions and other post-retirement benefits have already been recognized after applying SFAS 87 and SFAS 106.

For US GAAP purposes, unrecognized net gain or losses are recognized following the “corridor” approach, i.e., the portion which exceeds 10% of the greater of the projected benefit obligation or the market-related value of plan assets is recognized, and the unrecognized prior service cost or benefit and unrecognized transition obligation are deferred according actuarial valuation. These approaches have not been applied for Brazilian GAAP purposes. Under Brazilian GAAP the Company recognizes an asset in case of express authorization for offsetting with future employer contribution. As such under the Complementary Law No. 109, only the portion that was not allocated to special reserves of participants beneficiaries and contingencies of the overfunded status was entitled to be recognized under Brazilian GAAP.

On December 31, 2006, the Company adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132R (“SFAS 158”). This statement requires an employer to recognize the over- or under-funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income. The net effect of the adoption of SFAS No. 158 on accumulated other comprehensive income was R$148,404 as of December 31, 2006, net of taxes.

Additionally, as required by SFAS No. 158, all plan assets and benefit obligations are measured as of December 31, 2008.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

d.	Earnings per share

Under Brazilian GAAP, net income per share is calculated based on the number of shares outstanding at the balance sheet date. Each American Depositary Share (“ADS”) is equivalent to 3 shares (3,000 in 2006).

As determined by SFAS 128, “Earnings per Share”, since the preferred and common stockholders have different dividend, voting and liquidation rights, basic and diluted earnings per share have been calculated using the “two-class” method. The “two-class” method is an earnings allocation formula that determines earnings per share for preferred and common stock according to the dividends to be paid as required by the Company’s By-laws.

Basic earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Net income available to preferred shareholders is the sum of the preferred stock dividends (a minimum of 6% of preferred capital, or, as from 2002, 3% per annum calculated on the amount resulting from dividing the net book shareholders’ equity by the total number of the Company’s shares, whichever is greater, as defined in its By-laws) and the preferred shareholders’ portion of undistributed net income. Undistributed net income is computed by deducting total dividends (the sum of preferred and common stock dividends) from adjusted net income. Undistributed net income is shared equally by the preferred and common shareholders on a pro rata basis. Total dividends are calculated as described in Note 23.e. Diluted earnings per share is computed by increasing the number of shares, calculated by dividing such net income available to common and preferred shareholders by the monthly weighted-average number of common and preferred shares outstanding during the period.

The weighted-average number of common shares used in computing basic earnings per share for the interim periods ended June 30, 2009 and 2008 was 249,597,049. The weighted-average number of preferred shares used in computing basic earnings per share for the interim periods ended June 30, 2009 and 2008 was 298,011,762 and 297,786,199 respectively. The Company has received certain contributions from customers or customers have independently paid suppliers of telecommunication equipment and services for the installation of fixed line services. These amounts are reflected as “funds for capitalization” within other non-current liabilities in the accompanying balance sheets.

If the Company is able to pay dividends in excess of the minimum requirement for preferred shareholders and the remainder of the net income is sufficient to provide equal dividends to both common and preferred shareholders, then the basic and the diluted earnings per share will be the same for both common and preferred shareholders.

The Company’s preferred shares are non-voting except under certain limited circumstances and are entitled to a preferential non-cumulative dividend and to priority over the common shares in the event of its liquidation.

e.	Income taxes

The Company fully accrues for deferred income taxes on temporary differences between tax and reporting records. The existing policies for accounting for deferred taxes are substantially in accordance with SFAS 109, “Accounting for Income Taxes” (“SFAS 109”).

Under US GAAP, if a valuation allowance is recognized for a deferred tax asset at the acquisition date, recognized benefits for those tax deductions after this date should be applied first to reduce to zero any goodwill related to that acquisition, second to reduce to zero other non-current intangible assets related to that acquisition, and third to reduce income tax expense.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Deferred tax assets on tax losses in the amount of R$117,258 e R$131,008 were not recognized as of interim periods ended June 30, 2009 and December 31, 2008, respectively (that means, for US GAAP purposes, a valuation allowance has been recorded in the same amount), due to the lack of fulfillment of the minimum requirements regarding historical and forecasted taxable income for direct/indirect subsidiaries.

f.	Interest expense, interest income and accrued interest

Brazilian GAAP requires interest expense and income, as well as other financial charges, to be shown as part of operating income (expense) and accrued interest as a part of loans and financing within liability balance. Under US GAAP, interest expense and income, as well as other financial charges, would be shown after operating income (expense) within statements of operations and accrued interest would be included in accounts payable within the balance sheet.

g.	Funds for capitalization

i. Resources for capital increase and expansion plan contributions

Under Brazilian GAAP, resources for capital increases and expansion plan contributions received are included in the balance sheet as non-current liabilities until the subscribers have paid for their telephone connection in full and a general meeting of shareholders approves the capital increases.

Effective January 1, 1996, indexation of the expansion plan contributions was no longer applied and, for contracts signed as from that date, Telebrás (the Company’s former controlling shareholder) was allowed the option of using a value per share equal to the market value, when this value was higher than book value. For US GAAP purposes, a portion of the resources for capital increase and expansion plan contributions would be allocated to shareholders’ equity based on the market value of the shares to be issued to subscribers. The remainder of the resources for capital increase and expansion plan contributions would be classified as a deferred credit and amortized to reduce depreciation expense from the time the related construction-in-progress is completed. As of December 31, 2007 all balance was fully amortized.

ii. Donations and subsidies for investments

Under Brazilian GAAP, those amounts which comprise principally the excess of the value of property, plant and equipment incorporated into the assets over the corresponding credits for expansion plan contributions received are recorded as a credit to other capital reserves. For US GAAP purposes, the credit to capital reserves would be classified as a deferred credit and amortized to reduce depreciation expense. As of December 31, 2007 all balance was fully amortized.

h.	Valuation of long-lived assets

SFAS 144 provides a single accounting model for the disposal of long-lived assets. SFAS 144 also changes the criteria for classifying an asset as held for sale; and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS 144 on January 1, 2002. The adoption of SFAS 144 did not affect the Company’s consolidated financial statements.

In accordance with SFAS 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Brazilian GAAP requires an assessment which is performed annually or whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be recoverable (see note 3.i). For all periods presented, no impairment losses were recognized under Brazilian GAAP and US GAAP.

i.	Stock options

Under US GAAP, the Company accounts for stock options in accordance with SFAS 123(R), “Accounting for Stock-Based Compensation”, which establishes a fair-value method of accounting for employee stock options or similar equity instruments. For US GAAP, the Black & Scholes option-pricing model was used to estimate the grant date fair value of its options granted.

The stock options programs related to plan approved on November 6, 2007 contained clauses that:(i) determined that the options under this plan were adjusted for the Brazilian consumer price index, and (ii) prescribed the acceleration of the vesting data in the event of a change in the direct or indirect shareholding control of the Company. As such, the Company accounted for this plan by accruing a liability at fair value relating to the options issued under the plan at each period end. With the change in control on January 8, 2009, the programs’ stock options were fully exercised

See detailed disclosure relating to the options in Notes 22.b.

j.	Revenue recognition

i)	Activation and installation fees

Under Brazilian GAAP, revenues from activation and installation fees are recognized upon activation of customer services. Under US GAAP, revenues and related taxes from activation and installation fees are deferred and amortized over five years, the estimated average customer life.

ii)	Sales of public telephone cards

Under Brazilian GAAP, revenues from public telephone phone cards are recognized when the cards are sold. Under US GAAP, revenues generated from sales of public telephone cards are recognized as such services are provided. For US GAAP, deferred revenues at each consolidated balance sheet date are determined based upon estimates of sold but unused public telephone card credits outstanding as of each consolidated balance sheet date.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

k.	Goodwill & other intangible assets and business combination

Goodwill & other intangible assets

Until December 31, 2008 under Brazilian GAAP goodwill represents the difference between historical book value of the assets acquired and liabilities assumed and the purchase price, and it is amortized over the estimated period over which the Company expects to benefit from the goodwill. This period is determined based on the reasons attributed by management for the payment of goodwill. A test for impairment is made at least annually or if there is an indication that the unit in which the goodwill was allocated may be impaired.

Under US GAAP, goodwill represents the excess of cost over the fair value of net assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142—Goodwill and Other Intangible Assets. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS 142.

According to the Brazilian GAAP goodwill derived on the expectations of future profits shall not be amortized under Brazilian GAAP in the periods beginning after January 1st, 2009. However, this goodwill is still subject to the impairment test.

Under SFAS 142, the company evaluates goodwill for impairment by determining the fair value of each reporting unit and comparing it to the carrying amount of the reporting unit on a yearly basis. To the extent the carrying amount of a reporting unit exceeds the respective fair value, the respective goodwill is considered to be impaired. Under this scenario, the Company would be required to perform the second step of the impairment test which involves the calculation of a hypothetical goodwill balance to measure the amount of impairment to be recorded.

Under the terms of the operating concessions granted by the Federal Government, the Company is obliged to provide a certain minimum level of services over the entire area covered by its fixed-line operating licenses. Also, the Company does not possess discrete financial information that could allow a determination of assets and liabilities (and goodwill) allocation in a level below the entire fixed-line business segment and neither does it manage different areas of the concession as if they were separate businesses and has thus considered the entire fixed-line business to be one reporting unit. In viewing all of fixed-line assets and liabilities of the Company as one reporting unit and performing an initial assessment on this reporting unit as to whether there was an indication that goodwill is impaired, the second step of the impairment test was not required. For the internet segment the Company applies separated assessment for each report unit. The Company was not required to recognize an impairment loss under US GAAP for any of the periods presented.

Prior to the adoption of SFAS 142 on January 1, 2002, for US GAAP purposes, goodwill was amortized on a straight-line basis over the expected periods to be benefited, and assessed for recoverability by determining whether the amortization of the goodwill balance over its remaining life could be recovered through undiscounted future operating cash flows of the acquired operation. All other intangible assets were amortized on a straight-line basis. The amount of goodwill and other intangible asset impairment, if any, was measured based on projected discounted future operating cash flows using a discount rate reflecting the Company’s average cost of funds.

Under Brazilian GAAP, goodwill amortization is classified in operating expenses. Under US GAAP, goodwill amortization was classified in operating expenses until December 31, 2001.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Business combinations

i)	Purchase of minority interests in the eight operating companies formerly held directly by the Company’s Parent.

On February 28, 2000, the Parent reorganized its investments in fixed-line telecommunication companies, by exchanging its shares in its eight smaller operating subsidiaries for newly issued shares of its main operating subsidiary, Telecomunicações do Paraná S.A.—TELEPAR. The minority shareholders of the smaller operating companies also exchanged their shares for newly issued shares of TELEPAR. These companies were then merged into TELEPAR. After the merger, the name of TELEPAR was changed to Brasil Telecom S.A.

At the same date, in connection with the combination of the eight operating companies under common control with Telepar, the Company made an offer to exchange Telepar shares for the shares held by minority shareholders in each of the operating companies. The exchange was made based on the book value of the shares of Telepar compared to the book value of the shares of the operating companies. The book value of the shares was calculated by dividing stockholders’ equity by the number of shares outstanding. In the exchange offer, Telepar acquired almost 100% of the minority shares.

Under US GAAP, the purchase price of these shares was calculated based on the traded market value of Telepar shares at the time of the exchange. The purchase price is then compared to the fair value of the assets and liabilities of each of the operating companies to determine the goodwill amounting to R$26,698.

Prior to adoption of SFAS 142, goodwill was amortized. The remaining amount of goodwill under US GAAP is R$16,464 as from January 1, 2002.

ii)	Purchase of controlling interest in CRT

On July 31, 2000, the Company and its Parent purchased all of the outstanding shares of TBS Participações S.A. (TBS), the holding company of Companhia Riograndense de Telecomunicações (CRT) for R$1,499,760.

In accordance with US GAAP, the Company registered goodwill in the amount of R$1,064,913 and an adjustment to reduce the fixed assets to their fair value in the amount of R$48,183.

The adjustment to record fixed assets at fair value is being depreciated over the remaining useful lives of the respective fixed assets.

Additionally, the amortization of the recomputed goodwill recognized in 2005 and 2006 under Brazilian GAAP, in the amount of R$102,716 and R$10,965, respectively, has been reversed under US GAAP in connection with the adoption of SFAS 142.

The remaining amount of goodwill under US GAAP purposes is R$869,257 as from January 1, 2002.

iii)	Purchase of minority interest in CRT

On December 28, 2000, the Company exchanged its shares for the remaining outstanding shares of CRT. The exchange ratio was based on the market value of CRT shares and the market value of the Company’s shares at December 1, 2000. The purchase was recorded under Brazilian GAAP based on the book value of the CRT shares as of December 1, 2000, so no goodwill arose for Brazilian GAAP purposes.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Under US GAAP, the purchase price of the minority interest in CRT was determined on December 28, 2000. The net effect of recording the purchase on the transaction’s closing date was R$6,453, which was recorded on shareholders’ equity. Additionally, the Company registered goodwill in the amount of R$162,133 and an adjustment to reduce the fixed assets to their fair value in the amount of R$113,898.

The adjustment to record fixed assets at fair value is being depreciated over the remaining useful lives of the respective fixed assets. The remaining amount of goodwill under US GAAP purposes is R$129,706 as from January 1, 2002.

iv)	Step up in basis of companies under common control

Under US GAAP, Emerging Issues Task Force 90-5, “Exchanges of Ownership Interests between Entities under Common Control”, when an exchange of shares between companies under common control takes place, the parent company’s basis in the subsidiaries should be reflected (or “pushed down”) as the basis in the financial statements of the surviving entity. The parent company, which originally acquired the nine operating companies in the privatization auction (Solpart) in August 1998, recorded significant goodwill in that purchase. This goodwill, along with the step up in the basis of the fixed assets to fair value at the time of the purchase, results in an increase in the combined assets, as well as in the Company’s shareholders’ equity of R$982,090 (R$589,630 of future profitability and R$392,460 of asset value).

The adjustment to record fixed assets at fair value is being depreciated over the remaining useful lives of the respective fixed assets. The remaining amount of goodwill under US GAAP is R$186,716 as from January 1, 2002.

v)	Purchase of controlling interest in iBest

On June 26, 2003, the Company purchased the remaining capital of 50.5% of iBest S/A for R$157,045 and became owner of 100% of its capital share. The results of iBest operations have been included in the consolidated financial statements as from such date.

Under US GAAP, the purchase price was allocated as intangible assets of R$78,615 and goodwill of R$65,322.

The intangible assets recorded under US GAAP consist of the Customer List R$11,572 and Trademark R$67,043. The valuation of the intangible assets followed the income approach. This method of estimating value has involved the discounting or capitalizing of an income stream. In the income approach, variables such as earnings or cash flows are utilized as a proxy for the expected benefits to the owners of the business.

The amortization related to the customer list is being calculated at the estimated churn rate and the future free cash flow generated by the customer list existing at the acquisition date. Trademark and goodwill recognized in a business purchase combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. The amount of goodwill and intangible assets impairment, if any, was measured based on projected discounted future operating cash flows using a discount rate reflecting the Company’s average cost of funds.

vi)	Goodwill Group BrT Cabos Submarinos (GlobeNet)

During the second quarter of 2003, BrTI invested, as shareholder or quota holder, of the Group BrT Cabos Submarinos (formerly known as GlobeNet). This acquisition generated goodwill in an

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

amount of R$6,533, which is being amortized under Brazilian GAAP in five years, and has been reversed under US GAAP in connection with the adoption of SFAS 142.

vii)	Purchase of controlling interest in BrT Multimídia

On May 13, 2004, the Company purchased the remaining capital of 80.1% of BrT Multimídia for R$226,408 and became owner of 100% of its capital stock. The results of BrT Multimídia operations have been included in the consolidated financial statements as from such date. Before the acquisition of the control the Company valuated the investment in BrT Multimídia by cost.

Under US GAAP, the purchase price was allocated as intangible assets R$48,678, fair value of fixed assets R$43,637 and goodwill R$58,797.

The adjustment to record fixed assets at fair value is being depreciated over the remaining useful lives of the respective fixed assets. Intangible assets consist of the customer list R$25,607, order backlog list R$18,810 and trademark value R$4,261. The amortization related to the customer list and order backlog list is being calculated at the estimated churn rate and the future free cash flow generated by the customer list and order backlog list existing at the acquisition date. The trademark was amortized over a period of 12 months, equivalent to the period which its use was contracted. After this period, the Company is not able to use the trademark “BrT Multimídia” anymore.

The valuation of the intangible assets followed the income approach. This method of estimating value involved the discounting the income stream associated with the related intangible asset. In the income approach, variables such as earnings or cash flows are utilized as a proxy for the expected benefits to the owners of the business

viii)	Purchase of controlling interest in iG Group

On April 02, 2004, the Company purchased an interest of 12.25% in iG Group capital for R$150,114. On November 24, 2004, the Company purchased an additional interest of 50.75% of iG Group capital for R$143,664 and became owner of 63.0% of its capital stock. The results of iG Group operations have been included in the consolidated financial statements as from such date. On July 31, 2005, the Company purchased an additional interest of 25.61% of iG Group capital stock for R$54,651.

Under US GAAP, the purchase price of these acquisitions was allocated as intangible assets of R$52,907 and goodwill of R$260,292.

Intangible assets consist of the customer list valued at R$5,983 and trademark value of R$46,924. The amortization related to the customer list is being calculated at the estimated churn rate and the future free cash flow generated by the customer list existing at the acquisition dates. Trademark and goodwill recognized in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142.

The remaining amount of the goodwill was R$209,962 at December 31, 2007.

Allocation of goodwill by segment

The Company has goodwill reportable by following segments: (i) fixed telephony and data transmission segment comprised of BrT, BrT Cabos Submarinos Companies and BrT Multimídia; (ii) internet segment comprised of iG Group and iBest Group.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Below are the changes in the carrying amount of goodwill under US GAAP by reportable segment:

	Fixed Telephony and data transmission	Internet	Total
Balance as of June 30, 2009	1,267,264	275,285	1,542,549

The segments are tested for impairment in accordance to the SFAS 142 and the Company did not record any impairment losses for the periods presented.

Intangible assets by segment

The amount of intangible assets subject to amortization is as follows (also see Note 18 for disclosures on the Company’s other intangible assets):

	As of June 30, 2009
Amortized intangible assets	Gross Carrying Amount	Accumulated Amortization	Net book value
Fixed Telephony and data transmission	44,417	(41,431)	2,986
Customer List	25,607	(22,697)	2,910
Order Backlog List	18,810	(18,734)	76
Internet	5,983	(5,974)	9
Customer List	5,983	(5,974)	9

Total	50,400	(47,405)	2,995

	As of December 31, 2008
Amortized intangible assets	Gross Carrying Amount	Accumulated Amortization	Net book value
Fixed Telephony and data transmission	44,417	(40,585)	3,832
Customer List	25,607	(21,884)	3,723
Order Backlog List	18,810	(18,701)	109
Internet	5,983	(5,968)	14
Customer List	5,983	(5,968)	14

Total	50,400	(46,553)	3,846

For the interim periods ended June 30, 2009 and 2008 the aggregated amortizations expenses were:

	Fixed Telephony and data transmission	Internet
June 30, 2009	1,690	10
June 30, 2008	1480	17

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The expected future annual amortization for these intangible assets as of interim period ended June 30, 2009 is as follows:

Estimated Amortization Expense	Fixed Telephony and data transmition	Internet
2010	968	3
2011	504	1
2012	286	—
2013	165	—
2014	93	—

The amount of intangible assets that are not subject to amortization, but are annually tested by impairment, under US GAAP, is as follows:

	As of June 30, 2008	As of June 30, 2009
Internet Trademark	113,967	113,967

l.	Asset retirement obligations

Under US GAAP SFAS No. 143 “Accounting for Asset Retirement Obligations” the Company is required to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The Company also records a corresponding asset that is depreciated over the life of the related asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company has certain legal obligations related to infrastructure regarding remediation of leased land and buildings on which the Company’s network assets are located. These obligations are accounted for under SFAS 143 for US GAAP purposes. Under Brazilian GAAP, asset retirement obligations are not recorded.

The calculation of the provision is based on the amounts of the actual contracts with third parties for the removal of the infrastructure. As the contracts are readjusted annually, no discount rates were considered in the fair value calculation.

Additionally, the depreciation of the asset retirement obligation recognized in interim period ended June 30, 2009 and 2008 composed the reconciliation of net income (loss) in the amount of R$1,721 and R$1,286, respectively.

m.	Presentation of noncontrolling interest

Under BRGAAP noncontrolling interest (“minority interest”) is reported in the consolidated balance sheet in the mezzanine section between liabilities and equity. Also, net income attributable to noncontrolling interest is reported as an expense in arriving at consolidated net income.

In December 2007, the FASB also issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51.” This statement clarifies that a noncontrolling (minority) interest in an operating ubsidiary is an ownership interest in the entity that should be reported as equity in the consolidated financial statements. It also requires consolidated net income to include the amounts attributable to both the parent and non-controlling interest, with

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

disclosure on the face of the consolidated income statement of the amounts attributed to the parent and to the non-controlling interest. This statement is effective prospectively for fiscal years beginning after December 15, 2008 (calendar year 2009), with presentation and disclosure requirements applied retrospectively to comparative financial statements.

The Company adopted the provisions of SFAS 160 as of January 1, 2009 and retrospectively adjusted the presentation and disclosures from the six-month period ended June 30, 2008.

n.	Comprehensive income

Under US GAAP, SFAS No. 130, “Reporting Comprehensive Income”, requires the disclosure of comprehensive income. Comprehensive income is comprised of net income and “Other comprehensive income”, which include charges or credits directly to equity that are not the result of transactions with shareholders. The Company’s accumulated comprehensive income at December 31, 2008 relates to the adoption of SFAS No. 158.

Net income reconciliation of the differences between Brazilian GAAP and US GAAP

Interim periods ended June 30, 2008 and 2009

	Note	June 30, 2008	June 30, 2009
Net income as reported under Brazilian GAAP		645,225	(801,825)
Minority interest under Brazilian GAAP		(733)	1,421

Total net income (loss) as reported under Brazilian GAAP		644,492	(800,404)
Add/(deduct):
Different criteria for:
Capitalized interest	29(a)	6,507	13,905
Amortization of capitalized interest	29(a)	(90,849)	(81,841)
Pensions and other post-retirement benefits
FBrTPrev/PAMEC:	29(c)/30(a)	40,642	18,416
TCSPREV:	29(c)/30(a)	23,453	6,227
Reduction of depreciation of Step-up in fair value related to purchase of control and minority interest in CRT	29(k) (ii)/(iii)	12,342	10,153
Depreciation of step-up in basis of companies under common control	29(k) (iv)	(11,712)	—
Amortization customer list of iBest	29(k) (v)	(1)	—
Amortization intangibles of BrT Multimídia	29(k) (vii)	(5,034)	(3,638)
Amortization intangibles of iG	29(k) (viii)	(33)	(10)
Reversal of amortization of goodwill GlobeNet	29(k) (vi)	941	—
Reversal of amortization of goodwill iBest	29(k) (v)	2,914	—
Reversal of amortization of goodwill BrT Multimídia	29(j) (vii)	11,635	—
Reversal of amortization of goodwill iG	29(k) (viii)	23,686	—
Deferred revenue, net of related costs—activation and installation fees	29(j) (i)	11,342	8,305
Deferred revenue—public telephone cards	29(j) (ii)	(7,746)	528
Asset retirement obligations	29(l)	(1,286)	(1,721)
Reversal of compensations cost of Stock Options under BRGAAP	29(i)/30(b)	7,939	(31,500)
Compensation cost of stock options	29(i)/30(b)	(3,092)	19,020
Deferred tax effect of above adjustments		(5,712)	11,213

US GAAP net income (loss)		660,428	(831,347)

Net income (loss) attributable to controlling shareholders		661,161	(832,768)
Net income (loss) attributable to noncontrolling shareholders		(733)	1,421

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

	June 30, 2008	June 30, 2009 (*)
Net income at per thousand shares in accordance with US GAAP:
US GAAP net income (loss)—allocated to common shares—basic and diluted	301,450	(832,768)
US GAAP net income—allocated to preferred shares—basic and diluted	359,711	—
Weighted average shares outstanding:
Common shares—basic	249,597,049	249,597,049
Common shares—diluted	249,597,049	249,597,049
Preferred shares—basic	297,837,224	298,121,684
Preferred shares—diluted	297,737,256	297,903,947
US GAAP net income per share:
Common shares—basic	1.21	(3.34)
Common shares—diluted	1.21	(3.34)
Preferred shares—basic	1.21	—
Preferred shares—diluted	1.21	—

(*)	In accordance with Brazilian Corporate Law, its preferred shareholders are not contractually obligated to absorb losses. Consequently, application of EITF No. 03-06, Issue 4, would require losses to be allocated entirely to common shareholders.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Shareholders’ equity reconciliation of the differences between Brazilian GAAP and US GAAP

Interim periods ended June 30, 2008 and 2009

	Note	December 31, 2008	June 30, 2009
Shareholders’ equity as reported under Brazilian GAAP		6,240,952	5,448,631
Minority interest under Brazilian GAAP		(5,656)	(3,335)

Total equity as reported under Brazilian GAAP		6,235,296	5,445,296
Add/(deduct):
Different criteria for:
Capitalized interest	29(a)	(515,058)	(501,153)
Amortization of capitalized interest	29(a)	680,970	599,129
Reversal of accrued dividends	29(b)	—	—
Pension and other post-retirement benefits TCSPREV	29(c)/30(a)	286,647	288,079
Contributions to plant expansion:
Amortization of deferred credit	29(g)	869,575	869,575
Subscribed capital stock	29(g)	(611,449)	(611,449)
Donations and subsidies for investment	29(g)	(258,126)	(258,126)
Goodwill attributable to purchase of minority interests in eight operating companies	29(k) (i)	16,464	16,464
Goodwill attributable to purchase of controlling and minority interest in CRT	29(k) (ii)/(iii)	998,963	998,963
Step-up in fair value related to purchase of control and minority interest in CRT net of reduction in depreciation	29(k) (ii)/(iii)	(12,554)	(2,401)
Net effect of recording purchase of minority interest in CRT on transaction closing date	29(k) (iii)	(6,453)	(6,453)
Step-up in basis of companies under common control, net of amortization until 2001 and depreciation	29(k) (iv)	186,716	186,716
Amortization customer list of iBest	29(k) (v)	(11,572)	(11,572)
Amortization intangibles of BrT Multimídia	29(k) (vii)	(65,404)	(69,042)
Amortization intangibles of iG	29(k) (viii)	(5,969)	(5,979)
Reversal of amortization of goodwill GlobeNet	29(k) (vi)	6,533	6,533
Reversal of amortization of goodwill iBest	29(k) (v)	98,085	98,085
Reversal of amortization of goodwill BrT Multimídia	29(k) (vii)	108,587	108,587
Reversal of amortization of goodwill iG	29(k) (viii)	221,541	221,541
Reversal of provision for deferred tax asset—acquisition of iG	29(e)/(j)(viii)	(50,330)	(50,330)
Deferred revenue, net of related costs—activation and installation fees	29(j) (i)	(23,410)	(15,105)
Deferred—revenue—public telephone cards	29(j) (ii)	(25,488)	(24,960)
Asset retirement obligations	29(l)	(10,392)	(12,113)
Deferred tax effect of above adjustments		(401,809)	(390,596)
Reversal of compensations cost of Stock Options under BRGAAP	29(i)/30(b)	31,500	—
Reversal of Paid in Capital and effects on Shareholders’ equity related to Stock Options under BR GAAP	29(i)/30(b)	(10,330)	—
Compensations cost of Stock Options	29(i)/30(b)	(19,020)	—
Paid in Capital and effects on Shareholders’ equity related to Stock Options	29(i)/30(b)	6,300	—
Cumulative effect of adoption of SFAS nº 123 (R)	29(i)/30(b)	(481)	—

Total equity under US GAAP		7,719,332	6,879,689

Accumulated other comprehensive income	29(m)/30(a)	41,645	18,434
Equity attributable to controlling shareholders		7,724,988	6,883,024
Equity attributable to noncontrolling shareholders		(5,656)	(3,335)

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Statements of changes in equity in accordance with US GAAP

Interim periods ended June 30, 2008 and 2009

	Note	Total
Balance as of January 1, 2008		7,337,798
Forfeiture of unclaimed dividends		20,484
Dividends and interest on Shareholders’ equity		(652,023)
Net income for the period		660,428
Accumulated other comprehensive income	29(m)/30(a)	(44,013)
Effects on Shareholders’ equity related to Stock Options	29(i)/30(b)	1,546
Changes in noncontrolling interest		(10,499)

Balance as of June 30, 2008		7,313,721

Balance as of January 1, 2009		7,719,332
Forfeiture of unclaimed dividends		11,501
Net income (loss) for the period		(831,347)
Accumulated other comprehensive income	29(m)/30(a)	(23,211)
Effects on Shareholders’ equity related to Stock Options	29(i)/30(b)	2,514
Changes in noncontrolling interest		900

Balance as of June 30, 2009		6,879,689

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

30.	Additional disclosures required by US GAAP

a.	Pension and other post-retirement benefits:

The Company sponsors various private pension plans designed to provide supplementary retirement benefits and medical assistance to employees and their dependents. These plans are managed by: (i) Fundação 14 de Previdência Privada (“Fundação 14”); (ii) Fundação BrTPREV (“FBrTPREV”), former Fundação dos Empregados da Companhia Riograndense de Telecomunicações (“FCRT”), which administered the benefit plans of CRT, acquired in 2000; and (iii) Fundação de Seguridade Social (“SISTEL”), which managed plans for pension and other post retirement benefits for most companies of the former Telebrás System.

The Company’s bylaws establish the approval of the supplementary pension plan policy and the joint liability attributed to the defined benefit plans is ruled by the agreements entered into with the foundations, with the agreement of the SPC (Secretaria de Previdência Complementar), as regards the specific plans.

The plans are valued annually by independent actuaries at the balance sheet date. For December 31, 2007 and 2008, the independent actuarial of the Company was Mercer Human Resource Consulting.

Summary of the plans:

Administration	Plan	Contribution	Sponsor	Status
SISTEL	PBS-A/PAMA	Defined benefit	Multiemployer	Overfunded

Fundação 14	TCSPREV	Defined contribution, settled benefit and defined benefit	Single employer	Overfunded

BrT	PAMEC-BrT	Defined benefit	Single employer	Underfunded

FBrTPREV	BrTPREV	Defined contribution and settled benefit	Single employer	Underfunded
	Founder and alternative plan	Defined benefit	Single employer	Underfunded

(i) Single employer—Defined benefit and settled benefit plans

•	Plans administered by Fundação 14

From the date of the split of the only pension plan managed by SISTEL, the PBS, in January 2000, the Company had already predicted a new trend in pension benefits. This new model would result in an independent management model for the TCSPREV pension plan, by means of a specific entity. This trend also occurred in other main SISTEL pension plan sponsoring companies, which each created their respective supplementary pension plan foundations. In this new model, Fundação 14 de Previdência Privada was created in 2004, with the purpose of taking over the management and operation of the TCSPREV pension plan. This process, which began in March 10, 2005, was backed by the specific legislation and properly approved by the Secretaria de Previdência Complementar—SPC (the Brazilian pension’s regulatory authority).

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

In accordance with the Transfer Agreement entered into between Fundação Sistel de Seguridade Social and Fundação 14 de Previdência Privada, SISTEL, by means of the Management Agreement, rendered management and operation services of TCSPREV and PAMEC-BrT plans to Fundação 14, after the transfer of these plans, which took place on March 10, 2005, up to September 30, 2006. Beginning on this date, Fundação 14 took over the management and operation services of its plans. As of October 31, 2007, Fundação 14 ceased to manage the assistance plan PAMEC-BrT because it is an entity engaged in the management of private pension plans. In November, 2007, the assets and liabilities of PAMEC-BrT were transferred to the Company which, in addition to sponsoring the plan, began to manage it.

The amounts for the TCSPREV plan expected to be recognized in benefit cost, that the Company used to estimated actuarial obligations in the interim period ended June, 30 2009 and 2008, are as follows:

	TCSPREV
	As of June 30, 2008	As of June 30, 2009
Service cost (with interest)	3,894	2,973
Interest cost	48,577	43,024
Expected return of plan assets	(82,015)	(104,025)
Amortization of (gain)/loss	(2,409)	(5,183)
Amortization of prior service cost	(5,636)	(5,636)
Amortization of transition obligation	1,301	1,228
Expected participation contribution	(722)	(545)

Net periodic cost	(37,010)	(68,164)

The funded status of the pension and post retirement plans under Brazilian GAAP and US GAAP differ. Benefit obligations differ because they have been prepared using different actuarial assumptions permitted under Brazilian GAAP and US GAAP.

•	Plan administered by Fundação BrTPREV (FBrTPREV)

On July 31, 2000, the Company acquired a controlling interest in CRT, and in December 2001, acquired the remaining minority interest. At the acquisition dates, the liability for defined benefit plans of CRT were recorded under US GAAP as part of the fair value.

In October 2002, the Company offered to its employees the option to transfer to a new defined contribution settled benefits plan, BrTPREV. The benefit obligation relating to each employee that opted to migrate was transferred to an individual account at 100% of the obligation under the previous plan in the amount of R$362,469. The employees that did not opt to migrate to BrTPREV remained in their previous plans.

The amounts expected to be recognized in benefit cost, that the Company used to estimated actuarial obligations in the interim period ended June, 30 2009 and 2008, are as follows:

	BrTPREV
	As of June 30, 2008	As of June 30, 2009
Service cost (with interest)	6,110	4,121
Interest cost	154,904	166,307
Expected return of plan assets	(85,325)	(105,686)
Amortization of (gain)/loss	1,552	1,394
Amortization of prior service cost	—	1,552
Expected participation contribution	(108)	(101)

Net periodic cost	77,133	67,587

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

•	Assistance plans administered by the Company

The PAMEC-BrT plan is an assistance plan which intends to provide health care to retirees and pensioners linked to the PBT-BrT Group, which belongs to TCSPREV plan administered by Fundação 14.

After the transfer of management of the plan by Fundação 14 to the Company, there are no assets recognized to cover current expenses, and the actuarial obligation is fully recognized in the Company’s liabilities.

The amounts of PAMEC plan expected to be recognized in benefit cost, that the Company used to estimated actuarial obligations in the interim period ended June, 30 2009 and 2008, are as follows:

	PAMEC
	As of June 30, 2008	As of June 30, 2009
Interest cost	219	264
Amortization of (gain)/loss	73	81

Net periodic cost	292	345

(ii) Multiemployer

•	Plans administered by SISTEL

The Company, together with other former companies in the Telebrás group, sponsored multi-employer defined benefit pension and other post-retirement benefit plans, through the end of 1999, each of which are operated and administered by SISTEL. In December 1999, the Company and the other companies that participate in the SISTEL plan reached an agreement to withdraw the active participants to the pension plan and establish a new plan for each of the New Holding Companies. The parties agreed to allocate the plan assets based on the liabilities in accordance with Brazilian GAAP. The allocation of the initial transition obligation and unamortized gains and losses was based on the projected benefit obligation (PBO) of each individual sponsor divided by the total PBO of SISTEL at December 31, 1999. The inactive employees of all of the New Holding Companies that participated in the SISTEL defined benefit pension plan will remain as part of the multiemployer plan in SISTEL. The post-retirement benefit plans will also remain as a multiemployer plan; however, SISTEL no longer subsidizes life insurance premiums for inactive (retired) employees after December 31, 1999.

The Company remains jointly and severally liable for the multiemployer portion of the plan. Therefore, no amounts were recorded under those plans.

b.	Segment Reporting

Segment information is presented in respect of the Company and its subsidiaries business that was identified based on its management structure and on internal management reporting, according to SFAS 131 and are described as follows:

•	Fixed telephony and data transmission: refers to the services rendered by BrT, BrT Multimídia, Vant and BrT Cabos Submarines Companies, using the wire line network.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

•	Mobile telephony: refers to the services rendered by BrT Celular beginning on the last quarter of 2004.

•	Internet: refers to the services rendered by BrTI, iBest Group and iG Group in connection with the provision of internet services and related activities.

•	Call Center refers to the services rendered by BrT Call Center

Inter-segment pricing is determined on an arm’s length basis.

The information presented is derived from the Brazilian GAAP financial statements, which is the primary basis for management decisions and assessments.

Segment results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis.

	June 30, 2009
	Fixed telephony and data communication	Mobile telephony	Internet	Call Center	Eliminations between segments	Consolidated
Net operating revenue	4,712,071	900,305	179,693	156,499	(533,173)	5,415,395
Cost of goods and sold	(2,544,130)	(719,797)	(20,753)	(142,387)	395,372	(3,031,695)

Gross profit	2,167,941	180,508	158,940	14,112	(137,801)	2,383,700

Operating expenses, net	(3,082,564)	(356,113)	(155,040)	(22,504)	137,795	(3,478,426)

Selling expenses	(640,213)	(295,405)	(109,823)	(6,488)	216,819	(835,110)
General and administrative expenses	(493,609)	(72,623)	(47,593)	(11,865)	16,616	(609,074)
Other operating income (expenses)	(1,948,742)	11,915	2,376	(4,151)	(95,640)	(2,034,242)

Operating income (loss) before financial income (expenses)	(914,623)	(175,605)	3,900	(8,392)	(6)	(1,094,726)

Property, plant and equipment and intangible assets, net	4,786,840	1,928,845	75,554	—	—	6,791,239
Capital Expenditures	264,519	63,897	8,225	—	—	336,641

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

	June 30, 2008
	Fixed telephony and data communication	Mobile telephony	Internet	Call Center	Eliminations between segments	Consolidated
Net operating revenue	4,921,314	888,828	189,412	102,089	(446,646)	5,654,997
Cost of goods and sold	(2,561,188)	(744,280)	(26,323)	(99,089)	364,845	(3,066,035)

Gross profit	2,360,126	144,548	163,089	3,000	(81,801)	2,588,962

Operating expenses, net	(1,117,690)	(301,033)	(225,930)	(6,958)	81,800	(1,569,811)

Selling expenses	(482,556)	(241,651)	(130,392)	(602)	178,664	(676,537)
General and administrative expenses	(588,283)	(65,520)	(37,029)	(6,060)	10,557	(686,335)
Other operating income (expenses)	(46,851)	6,138	(58,509)	(296)	(107,421)	(206,939)

Operating income (loss) before financial income (expenses)	1,242,436	(156,485)	(62,841)	(3,958)	(1)	1,019,151

Property, plant and equipment and intangible assets, net	4,851,346	1,931,642	57,780	—	—	6,840,768
Capital Expenditures	397,283	605,562	6,143	—	—	1,008,988

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

c.	Reconciliation of operating income

	June 30, 2008	June 30, 2009
Operating income as reported under Brazilian GAAP	887,990	(1,208,490)
Net financial expenses	131,161	113,764
Different criteria for net income reconciliation	15,141	(56,061)

Operating income under US GAAP	1,034,292	(1,150,787)

Different criteria for net income reconciliation	June 30, 2008	June 30, 2009
Amortization of capitalized interest (as restated for 2006 and 2007)	(90,849)	(81,841)
Pension and other post retirement benefits:
FBrTPrev/PAMEC	40,642	18,416
TCSPrev	23,453	6,227
Amortization of deferred credit on contributions plant expansion	—	—
Reversal of amortization of goodwill attributable to purchase of control and minority interests in CRT	—	—
Reduction of depreciation of step-up in fair value related to purchase of control and minority interest in CRT	12,342	10,153
Amortization until 2001 and depreciation of step-up in basis of companies under common control	(11,712)	—
Amortization customer list of iBest	(1)	—
Amortization Intangibles of BrT Multimídia	(5,034)	(3,638)
Amortization Intangibles of iG	(33)	(10)
Reversal of amortization of goodwill Globenet	941	—
Reversal of amortization of goodwill iBest	2,914	—
Reversal of amortization of goodwill BrT Multimídia	11,635	—
Reversal of amortization of goodwill iG	23,686	—
Deferred revenue, net of related costs—activation and installation services	11,342	8,305
Deferred revenue—public telephone cards	(7,746)	528
Asset retirement obligations	(1,286)	(1,721)
Reversal of compesantion costo of Stock Options under BRGAAP	7,939	(31,500)
Compensation costs of stock options	(3,092)	19,020

Total	15,141	(56,061)

d.	Uncertainty in income taxes:

The Company adopted the provision of FASB Interpretation N. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes, and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company did not recognize any increase in the liability for unrecognized tax benefits, which was accounted for under Brazilian GAAP as provisions for contingencies as of January 1, 2007.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The balance of unrecognized taxes benefits refers to Federal Taxes (Income Tax and Social Contribution) related to tax deficiency assessments that require the payment of federal taxes on events qualified in a allegedly inadequate way by the Company or on differences in the calculation of these taxes. The amount unrecognized tax benefits totaled R$15,683 in the interim period ended June 30, 2009.

The Company recognizes interest accrued and penalties related to unrecognized tax benefits in operating expenses as provisions for contingencies under Brazilian GAAP. Under US GAAP, in order to comply with FIN 48 the Company reclassified the accrued interest expense related to unrecognized tax benefits to financial expenses. During the Interim periods ended June 30, 2009 and 2008, the Company recognized interests expenses of approximately R$2,004, expense of R$3,254, respectively, and penalties in the amount of R$4,492 in June 30, 2008. Prior to June 30, 2009, penalties were not recognized related to unrecognized tax benefits. Accrued interests and penalties were approximately R$2,004 and R$7,746 in June 30, 2009 and 2008.

The Company and its subsidiaries file income tax returns in Brazil and others foreign jurisdictions (EUA, Bermudas, Cayman and Venezuela). With few exceptions, the Company is no longer subject to examination by tax authorities for years before 2003.

The Company also does not believe it is reasonably possible that it will have significant increases or decreases to the liability for unrecognized tax benefits during the next twelve months on the Company’s current uncertain tax positions.

e.	Fair value measurements (SFAS 157)

On January 1, 2008, we adopted SFAS 157, which provides a definition of fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. The standard applies when GAAP requires or allows assets or liabilities to be measured at fair value; therefore, it does not expand the use of fair value in any new circumstance.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). Additionally, SFAS 157 requires an entity to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring the fair value of a liability.

SFAS 157 establishes a three-level hierarchy to be used when measuring and disclosing fair value. An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. Following is a description of the three hierarchy levels:

Level 1—Inputs are quoted prices in active markets for identical asset or liabilities as of the measurement date. Additionally, the entity must have the ability to access the active market, and the quoted prices cannot be adjusted by the entity.

Level 2—Inputs are other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs are supported by little or no market activity. The unobservable inputs represent management’s best assumptions of how market participants would price the assets or liabilities. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

In accordance with SFAS 157, we measure our cash equivalents, cash investments and derivative instruments at fair value. Our cash equivalents and cash investments is classified within Level 1, because it is valued using quoted market prices. Our derivative instruments are classified within Level 2 as the valuation inputs are based on quoted prices and market observable data of similar instruments.

The following table summarizes our financial assets and liabilities recorded at fair value as of interim period ended June 30, 2009:

Description	June 30, 2009	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Cash and cash equivalents	1,297,428	1,297,428	—	—
Cash investments	316,568	316,568	—	—
Total Assets	1,613,996	1,613,996	—	—

Liabilities				—
Derivatives	237,238		237,238	—
Total Liabilities	237,238	—	237,238	—

The valuation method used for the calculation of fair value of derivative instruments was (i) for swap transactions, discounted cash flow analyses considering the expected settlements and realization of such financial liabilities at effective market rate as of reporting date and (ii) for currency options, the Black and Scholes formula, as adapted by Garman-Kohlhagen to reflect specific characteristics of currency options, using market inputs as of the reporting date. For derivative instruments, the method used for the calculation of fair value is presented in more details in Note 27.d.

For the interim period ended June 30, 2009, cash and cash equivalents and cash investments generated a gain of R$84,027, which was included as financial expense, net. The cash and cash equivalents and cash investments refer mainly highly liquid to fixed income transactions, indexed to the Interbank Deposit Certificates (“CDI”).

Also, during the year ended December 31, 2008, our derivative instruments generated a loss of R$74,824, which has been included as financial expense.

f.	New accounting pronouncements

(i)	SFAS 141 (Revised) and FSP FAS 141(R)-1

In December 2007, the Financial Accounting Standards Board issued FAS 141R—Business Combinations. This statement applies to all transactions or events in which an entity obtains control of one or more businesses, except for joint ventures, assets that not constitute a business, combination of businesses under common control and not-for-profit organizations. This Statement shall be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

15, 2008. Earlier application is prohibited. The objective of this statement is to improve relevance, representational faithfulness and comparability of information that a reporting entity provides in its financial reports about a business combination and its effects.

On April 2009, the FASB issued FSP FAS 141(R)-1 to address concerns raised by preparers, auditors, and members of the legal profession about the “application of Statement 141(R) to assets and liabilities arising from contingencies in a business combination.” The FSP’s amendments to the guidance in Statement 141(R) establish a model similar to the one entities used under Statement 141 to account for preacquisition contingencies. Under the FSP, an acquirer is required to recognize at fair value an “asset acquired or liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period.” If the acquisition-date fair value cannot be determined, the acquirer applies the recognition criteria in Statement 5 and Interpretation 14 to determine whether the contingency should be recognized as of the acquisition date or after it.

Like Statement 141(R), the FSP is effective for business combinations whose acquisition date is at or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

The application of these standards did not have a material effect on the accompanying consolidated financial statements.

(iv)	SFAS 160

In December 2007, the Financial Accounting Standards Board issued FAS 160—Non-controlling Interests in Consolidated Financial Statements, which applies to all entities that prepare consolidated financial statements, except not-for-profit organizations.

This Statement amends ARB 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.

This Statement shall be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. This Statement shall be applied prospectively as of the beginning of the fiscal year in which this Statement is initially adopted, except for the presentation and disclosure requirements. The objective of this statement is to improve the relevance, comparability and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require more extensive disclosure that clearly identifies and distinguishes between the interests of the Parent Company and the interests of the non-controlling owners.

The Company has retrospectively applied the provisions of this standard in the preparation of the accompanying consolidated financial statements. The effects of the retrospective application of this standard were as follows:

•	Noncontrolling interests of R$5,656 as of December 31, 2008 are included in Total equity in the accompanying consolidated balance sheet.

•	Net earnings attributable to noncontrolling interests of R$733 for the six months ended June 30, 2008 are presented separately in the accompanying consolidated statement of operations.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

(v)	SFAS 161

In March 2008, the Financial Accounting Standards Board issued SFAS No. 161 Disclosures about derivative instruments and hedging activities—an amendment to SFAS No. 133. The use and complexity of derivative instruments and hedging activities have increased significantly over the past several years. Constituents have expressed concerns that the existing disclosure requirements in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, do not provide adequate information about how derivative and hedging activities affect an entity’s financial position, financial performance, and cash flows. Accordingly, this Statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The application of the requirements of this statements did not have a material effect on the accompanying consolidated financial statements.

(vi)	SFAS 165

In May 2009, the Financial Accounting Standards Board issued SFAS No. 165 Subsequent events. The objective of this Statement is to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this Statement sets forth:

1.	The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements

2.	The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements

3.	The disclosures that an entity should make about events or transactions that occurred after the balance sheet date.

In accordance with this Statement, an entity should apply the requirements to interim or annual financial periods ending after June 15, 2009. The Company included the requirements of this statement in the preparation of the accompanying financial statements, and has evaluated subsequent events through October 9, 2009, the date that the accompanying consolidated financial statements were issued.

(vii)	SFAS 166

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets—An Amendment of FASB Statement No. 140,” which amends the derecognition guidance in SFAS No. 140. This statement eliminates the concept of qualifying special-purpose entities, changes the requirements for derecognizing financial assets and requires additional disclosures. This statement is effective for financial asset transfers occurring after the beginning of an entity’s first fiscal year beginning after November 15, 2009 (calendar year 2010).

The Company is currently evaluating the provisions of this standard and will apply it as of the fiscal year beginning January 1, 2010.

(vii)	SFAS 167

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R),” which amends the consolidation guidance that applies to variable interest entities under FIN 46(R). SFAS No. 167 changes how a company determines when an entity that is

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. This statement is effective for financial statements issued in fiscal years (and interim periods) beginning after November 15, 2009 (calendar year 2010).

The Company is currently evaluating the provisions of this standard and will apply it as of the fiscal year beginning January 1, 2010.

(viii)	SFAS 168

On June 2009 the FASB issued Statement No. 168, FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162. The FASB has stated that “the FASB Accounting Standards Codification (Codification) will become the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Once effective, the Codification’s content will carry the same level of authority, effectively superseding Statement 162. In other words, the GAAP hierarchy will be modified to include only two levels of GAAP: authoritative and nonauthoritative”

Statement 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company is currently evaluating the provisions of this standard and will apply it as for the quarter period beginning July 1, 2009.

(ix)	FSP FAS 157-4

In April 2009, the FASB issued FSP FAS 157-4, in accordance with SFAS No. 157, “Fair Value Measurements,” which provides guidance on estimating the fair value of an asset or liability (financial or nonfinancial) when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions are not orderly.

The application of the requirements of this FSP did not have a material effect on the accompanying consolidated financial statements.

(x)	FSP FAS 107-1 and APB 28-1

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, which expands the fair value disclosures required for all financial instruments within the scope of SFAS No. 107 to interim reporting periods. The disclosures required by this FSP were to be provided in financial statements for the first reporting period ending after June 15, 2009.

The application of the requirements of this FSP did not have a material effect on the accompanying consolidated financial statements.

(xi)	FSP FAS 115-2 and FAS 124-2

On April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, which modifies the existing OTTI model for investments in debt securities. Under the FSP, the primary change to the OTTI model for debt securities is the change in focus from an entity’s intent and ability to hold a security until recovery. In addition, the FSP changes the presentation of an OTTI in the income statement if the only reason for recognition is a credit loss.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The FSP is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. However, it must be adopted concurrently with FSP FAS 157-4.

The application of the requirements of this FSP did not have a material effect on the accompanying consolidated financial statements.

(xii)	EITF 08-01

In November 2008, the Emerging Issues Task Force issued EITF No. 08-01 Revenue arrangements with multiple deliverables, which supersedes EITF 00-21. Entities often enter into revenue arrangements that provide for multiple payment streams. If delivery of a single unit of accounting spans multiple accounting periods or deliverables, an entity needs to determine how to allocate the multiple payment streams (arrangement consideration) attributable to that unit of accounting to those accounting periods. In accordance with this EITF, an entity should apply the requirements to annual financial periods ending after December 15, 2009.

The Company is currently studying the impact of this standard and will apply it as of the fiscal year beginning January 1, 2010.

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